Filed pursuant to Rule 424(b)(4)

Registration Statement No. 333-232654

PROSPECTUS

Dated July 31, 2019

LEAFBUYER TECHNOLOGIES, INC.

29,999,998 Shares of Common Stock

37,499,996 Shares of Common Stock Underlying Warrants

This Prospectus relates to the resale from time to time of an aggregate of up to 29,999,998 shares of the common stock par value $0.001 per share (the “Common Shares”) of LeafBuyer Technologies, Inc., a Nevada corporation, by Anson Investments Master Fund LP ("Anson") and Hudson Bay Master Fund LTD ("Hudson"), or any of their pledgees, assignees or successors-in-interest (each a “Selling Stockholder”, and collectively, the "Selling Stockholders"), which were acquired from the Company on July 8, 2019 for an aggregate purchase price of $4,499,999.72. The Selling Stockholders have informed us that they are not “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders may sell Common Shares from time to time in the principal market on which the Registrant’s Common Stock is quoted and traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those Common Shares being sold by the Selling Stockholders. We did, however, receive net proceeds of approximately $4,065,099 pursuant to the sale of the Common Shares to the Selling Stockholders. We will pay the expenses of registering these Common Shares.

The Selling Stockholders are also offering up to an additional aggregate amount of 37,499,996 shares of our Common Stock underlying Warrants (the "Warrant Shares"), which were acquired from the Company on July 8, 2019 as part of the Common Shares private placement transaction described in further detail in this prospectus. Pursuant to registration rights granted to the Selling Stockholders, we are obligated to register the Common Shares and the Warrant Shares. We will not receive any proceeds from the sale of the Warrant Shares by the Selling Stockholders. We will, however, receive proceeds from any exercise of the Warrant Shares by the Selling Stockholders.

Our common stock is quoted on the over-the-counter market on the OTCQB and trades under the symbol “LBUY”. The last reported sale price of the Common Stock on the OTCQB on July 12, 2019 was $0.60 per share.

The Selling Stockholders are offering the Common Shares and the Warrant Shares. The Selling Stockholders may sell all or a portion of these Common Shares or Warrant Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders will receive all proceeds from such sales of the Common Shares and the Warrant Shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Ignoring any beneficial ownership limitations on the number of Common Shares that the Selling Stockholders may own at any time, the Selling Stockholders may each sell up to 33,749,997 Common Shares under this Prospectus, consisting of 14,999,999 Common Shares, and 18,749,998 Warrant Shares, assuming a reset floor price of the Common Shares and the reset floor exercise price of the Warrants of $0.15 per share. In aggregate, the Selling Stockholders may sell up to 67,499,994 Common Shares under this Prospectus, consisting of 29,999,998 Common Shares, and 37,499,996 Warrant Shares, assuming a reset floor price of the Common Shares and a reset floor exercise price of the Warrants of $0.15 per share. We are obligated to file a supplemental registration statement or registration statements in order to register all of the Common Shares and Warrant Shares, in the event that all Common Shares and Warrant Shares cannot be registered pursuant to this Prospectus.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page 7 before buying any shares of our common stock.

The date of this Prospectus is July 31, 2019.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus or that we have referred you to via this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained herein this Prospectus by reference thereto is correct as of any time after its date.

This Prospectus is not an offer to sell nor is it a solicitation of an offer to buy Common Stock in any jurisdiction in which such offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus and in the documents incorporated by reference into this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference into this Prospectus, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this Prospectus, the term “Registrant” refers to LeafBuyer Technologies, Inc. and the terms “Company”, “we,” “us,” or “our” refer to LeafBuyer Technologies, Inc. and its consolidated subsidiaries unless the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required under applicable law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and particularly our forward-looking statements, by these cautionary statements.

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ABOUT LEAFBUYER TECHNOLOGIES, INC.

Business Overview

Leafbuyer.com Platform

LB Media Group, LLC introduced Leafbuyer.com in 2013 as a consumer portal that would allow cannabis consumers to find the best deals and information from their favorite local dispensary. The platform also allowed cannabis businesses to attract new customers by posting more information and better cannabis deals. As the market has matured and our clients have become more sophisticated, their needs have expanded. The Company is now focused on developing multiple technology solutions to help our customers achieve their objectives. Resources are being put into broadening the platform in several key areas. The fully-developed Leafbuyer platform will host many tools for our clients to attract, retain and grow customers. We plan to expand the platform into a full-service solution that can be monetized while also providing a solution for our customers.

The current market is extremely fragmented and there are few significant companies that have achieved scale in operations. We plan to grow organically and through strategic acquisitions to achieve our long-term goals.

The Team

The Company has 25 full-time employees working out of its headquarters in Greenwood Village, Colorado. In addition, the company currently has sales teams in Washington, Oklahoma, California and Oregon. Leafbuyer also has relationships with approximately 23 independent contractors which it retains from time to time.

A majority of our employees are involved in sales and customer service. Other services, such as website content and graphics design are outsourced to independent contractors.

One of the Company’s top priorities in 2019 has been opening offices in Los Angeles that will handle all West Coast Markets as well as hiring sales representatives in Oklahoma. We anticipate a continuing search for acquisition targets that align with our core objectives.

Growth State by State

Our primary customers have been legal cannabis dispensaries and companies who create cannabis-related products. As more states legalize cannabis, we hope the consumer and potential customer base will expand. We believe that the transformation in California from a purely medical legal state to a recreational state will create great opportunities for our company. We intend to duplicate the model that has worked for us in Colorado in each market as it develops.

The marginal cost for Leafbuyer to enter a market is minimal in comparison to growers or retail operations. In order for us to enter a new market, most of our costs include sales and marketing personnel and grassroots efforts to grow the consumer base in the new market. We believe that we can replicate our success in Colorado in the past four years of operations in other states that adopt legal cannabis use. However, there can be no assurance that we will be able to do so.

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Other companies who deal with cannabis directly have significant legal and capital barriers impeding their growth into another state. However, since we are an ancillary company, most of the current regulations and strict cannabis laws do not pertain to our operations. Because of the overall growth in the market and low legal barriers, we believe that growth opportunities are very significant for the foreseeable future.

2019 and Beyond

The global legal marijuana market size is expected to reach $66.3 billion by the end of 2025, according to a new report by Grand View Research, Inc.  It is anticipated to expand at a compound annual growth rate of 23.9% during the forecast period.  Increasing legalization of marijuana for medicinal and recreational purposes is expected to continue.

●    11 States have currently legalized marijuana for recreation use.

●

•         Source: http://disa.com/map-of-marijuana-legality-by-state

Our business model is designed to benefit from this trend. When a new state passes a medical or recreational cannabis law, we can start marketing to consumers and businesses in that state with minimal marginal cost. Because Leafbuyer is not involved in the production or sale of cannabis, we do not have to build expensive grow operations and open brick and mortar stores. As more states pass laws to offer legal cannabis products, we begin marketing into the state and sign up dispensaries to be on the platform.

We plan to grow the company organically through the aggressive deployment of sales and marketing resources into legal cannabis states. We understand that to become a significant player in the industry in the future will require us to look for acquisitions for a significant portion of that growth. However, there can be no assurance that we will be able to locate and acquire such opportunities or that they will be on terms that are favorable to the Company.

Corporate History

The Company was formed as AP Event, Inc., a Nevada corporation on October 16, 2014. The Registrant was originally in the business of travel agency to provide individual and group leisure tours to music festivals, and concerts combined with local excursions.

On March 21, 2017, August Petrov, the principal shareholder, President, Chief Executive Officer and Chief Financial Officer of AP Event, Inc. consummated the sale of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) owned by Mr. Petrov to LB Media Group, LLC a Colorado limited liability Company (“LB Media”). The sale of the Shares, which represented approximately eighty percent (80%) of the outstanding common stock of the Company, represented a change in control of the Company. In connection with the sale, Mr. Petrov resigned as officer and director of the Company and forgave and discharged any indebtedness of any kind owed to him by the Company.

On March 23, 2017, the Registrant consummated an Agreement and Plan of Merger (the “Merger Agreement”) with LB Media, the principal stockholder of the Registrant, and LB Acquisition Corp., a Colorado corporation a wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into LB Media (the “Merger”) in consideration for: cash in the amount of Six Hundred Thousand Dollars ($600,000); 2,351,355 newly-issued, pre-split shares of the Company’s Common Stock (the “Merger Shares”); and 324,327 pre-split shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Shares,” and collectively with the Merger Shares, the “Merger Consideration”). The Series A Shares initially convert at the rate of one vote per share (the “Series A Conversion Rate”) and provides that the Series A Conversion Rate shall be adjusted based upon the number of shares outstanding such that the holders of the Series A Shares would not hold less than, fifty-five percent (55%) of the number of outstanding shares of Common Stock on a fully-diluted basis. Pursuant to the terms of the Merger Agreement, LB Media agreed to retire 5,000,000 shares of Common Stock of the Company held immediately prior to the Merger.

Simultaneously with the Merger, the Registrant accepted subscriptions in a private placement offering (the “Offering”) of its Common Stock at purchase prices of $0.12 and $0.15 per share, offered pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) for the aggregate offering amount of $600,000. The Company also accepted a subscription from a single investor in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for 27,027 shares of the Registrant’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Shares”) also in accordance with Rule 506 of Regulation D of the Securities Act. The Series B Shares convert, following six months after issuance, into shares of Common Stock at the post-Split rate of sixteen (16) votes per share. The Series B Shares cannot be converted by the investor if such conversion would result in the investor owning more than 4.99% of the outstanding common stock.

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As a result of the Merger, LB Media became a wholly-owned subsidiary of the Registrant, and following the consummation of the Merger and giving effect to the securities sold in the Offering, the members of LB Media will beneficially own approximately fifty-five (55%) of the issued and outstanding Common Stock of the Registrant. The parties have taken the actions necessary to provide that the Merger is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

On March 24, 2017, the Registrant amended its Articles of Incorporation (the “Amendment”) to (i) change its name to LeafBuyer Technologies, Inc., (ii) to increase the number of its authorized shares of capital stock from 75,000,000 to 160,000,000 shares of which 150,000,000 shares were designated common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”) and (iii) to effect a forward split such that 9.25 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the Amendment (the “Split”).

On April 19, 2018, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“Investor”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC, whereby the Company sold and the Investor purchased 869,565 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the purchase price of One Million Dollars ($1,000,000), Additionally, under the SEDA the Company may sell to the Investor up to $5 million of shares of Common Stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to the Investor at a discount to market of 8% of the lowest daily volume weighted average price during the relevant pricing period. The Company registered the Initial Shares, the Commitment Shares (as defined below), and the shares of Common Stock issuable under the SEDA pursuant to a registration statement under the Securities Act, which became effective on August 1, 2018.

The Company is not obligated to utilize any portion of the SEDA and there are no minimum commitments or minimum use penalties provided the Company does not terminate the SEDA within 18 months wherein the Company would be required to pay a termination fee of $100,000. The Company issued One Hundred Thousand (100,000) shares of Common Stock as a commitment fee (the “Commitment Shares”) to an affiliate of the Investor. The total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the market price for the Company’s common stock and the number of shares actually sold.

On November 6, 2018, Leafbuyer Technologies, Inc. (the “Registrant”), entered into and consummated a Stock Purchase Agreement (the “Agreement”) to acquire all of the issued and outstanding capital stock (the “Purchase Shares”) of Greenlight Technologies, Inc., a Nevada corporation (“Greenlight”) from the Greenlight shareholders (the “Sellers”) in consideration for 2,666,667 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), cash in the amount of $150,000 at the closing of the Purchase Shares (the “Closing”), an additional payment of $300,000 in cash on or before January 31, 2019, and up to 1,200,000 additional shares of Common Stock as “Incentive Shares” based on certain development goals as set forth in the Agreement.

Private Placement

On July 3, 2019, Leafbuyer Technologies, Inc., entered into a Securities Purchase Agreement (the "Purchase Agreement") with the Selling Stockholders, pursuant to which the Company agreed to issue and sell directly to the Selling Stockholders in a private offering, an aggregate of 7,211,538 Common Shares, par value $0.001 per share, at $0.624 per Share or a 20% discount to the closing price as of July 2, 2019, for gross proceeds of approximately $4,500,000 before deducting offering expenses. The Common Shares are subject to an adjustment period, with a floor reset price of $0.15 per share. The Common Shares were offered by the Company pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. The Company is obligated in accordance with the terms of a Registration Rights Agreement (the "Rights Agreement") to register the Common Shares and the shares of common stock underlying the warrants described below, within 90 days from the date of the Purchase Agreement. Dawson James Securities, Inc. (“Dawson James”) acted as exclusive placement agent in the Private Placement. The Company agreed to pay Dawson James a cash fee equal to 8% of the gross proceeds received by the Company from Purchasers on July 3, 2019 and to grant to Dawson James warrants (the “Placement Agent Warrants”) to purchase up to 360,577 shares of Common Stock at an initial exercise price of $0.78 per share. The Company also agreed to reimburse Dawson James up to $25,000 of expenses (including legal fees and expenses) incurred in connection with the Private Placement. The Placement Agent Warrants are not being registered as part of this prospectus.

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As additional consideration for the purchase of the Common Shares, the Company agreed to issue to the Investors Series A, Series B, and Series C Warrants (collectively, the "Warrants"). The Series A Warrants allow the Investors to purchase an aggregate of 7,211,538 shares of common stock, subject to adjustment, at any time until the five-year anniversary of the warrant. The Series B Warrants allow the Investors to purchase an aggregate of 1,802,884 shares of common stock, subject to adjustment, at any time until the one-year anniversary of the warrant. The Series A and Series B Warrants will initially be exercisable at a price of $0.624 per share (the "Exercise Price"), subject to adjustment; provided, however, on each of (i) the 3rd Trading Day following the effective date (the "Effective Date") of the Registration Statement filed by the Company (the “Interim True-Up Date”), and (ii) the 6th Trading Day following the Effective Date (the “Final True-Up Date”), the Exercise Price shall be reduced, and only reduced, to equal the lower of (1) the then Exercise Price and (2) 100% of the lowest VWAP during the 2 Trading Days prior to the Interim True-Up Date or 5 Trading Days prior to the Final True-Up Date, as applicable, immediately following the Effective Date, with a floor exercise price of $0.15. The Series C Warrants, which are considered pre-funded, allow each Investor to purchase an amount of shares equal to the sum of (a) any shares purchased by the Investor pursuant to the Purchase Agreement that would have resulted in the beneficial ownership of greater than 4.99% of the outstanding common shares of the Company, (b) on the 3rd Trading Day following the Effective Date, if 80% of the lowest VWAP during the 2 Trading Days immediately prior to such date (“Primary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Investor's Purchase Agreement purchase amount divided by the Primary Effective Date Price less any shares of Common Stock (i) issued at the Closing and (ii) issuable pursuant to clause (a) above, if any, and (c) on the 6th Trading Day following the Effective Date, if 80% of the lowest VWAP during the 5 Trading Days immediately prior to such date (“Secondary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Holder’s Subscription Amount at the Closing divided by the Secondary Effective Date Price less any shares of common stock (i) issued at the Closing, (ii) issuable pursuant to clause (a) above, if any, (iii) issuable pursuant to clause (b) above, if any. The Series C Warrants are exercisable at a price of $0.001 per share. If at any time after the six-month anniversary of the Warrants, there is not an effective registration statement registering the resale of the shares of common stock underlying the Warrants, then the Warrants may be exercised by means of a cashless exercise. The Series A and Series B Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 4.99% (Anson) and 9.99% (Hudson) of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise. The Series C Warrants held by each of the Selling Stockholders do not allow for any exercise that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise.

About This Prospectus

This Prospectus relates to a total of up to an aggregate of 29,999,998 Common Shares and 37,499,996 Warrant Shares, assuming the floor reset price of the Common Shares and the floor exercise price of the Warrants of $0.15, which may be offered by the Selling Stockholders (the “Resale Shares”).

Number of Shares Outstanding After This Offering

As of July 31, 2019, we had 55,038,137 Common Shares issued and outstanding. Assuming the Selling Stockholders exercise all of the Warrant Shares, and assuming the Warrant Shares are exercised at the floor exercise price of $0.15, then the number of shares of Common Stock outstanding after this offering is expected to be 115,326,593.

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THE OFFERING

Common Stock Being Offered by Selling Stockholders

Up to 29,999,998 Common Shares and 37,499,996 Warrant Shares in aggregate, assuming a reset price of the Common Shares and a reset exercise price of the Warrants of $0.15, held by the Selling Stockholders.

Terms of the Offering	The Selling Stockholders will determine when and how they will each sell the Common Shares and Warrant Shares offered in this prospectus.

Termination of the Offering

The offering will conclude upon the earliest of (i) such time as all of the Common Shares and Warrant Shares have been sold pursuant to the registration statement, (ii) until such time as all of the Common Shares and Warrant Shares have been sold in accordance with Rule 144; or (iii) such time as all of the Common Shares and Warrant Shares become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds

We are not selling any Common Shares in this offering and, as a result, will not receive any proceeds from this offering, with the exception that we will receive proceeds from the exercise of the Warrant Shares.

Trading Symbol	“LBUY.QB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

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RISK FACTORS

An investment in our Common Stock is subject to risks. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”. This Prospectus is qualified in its entirety by these risk factors.

If one or more, or a combination of any of the following risks actually materialize into a negative event or circumstance, our business, financial condition and/or our results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We have minimal financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Leafbuyer Technologies, Inc. is an early stage company and has minimal financial resources. We had a cash balance of $375,938 as of June 30, 2018 and a cash balance of $563,383 as of March 31, 2019. We had an accumulated deficit of $3,938,210 at June 30, 2018 and an accumulated deficit of $8,755,126 as of March 31, 2019. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the year ended June 30, 2018 that states that Company losses from operations raise substantial doubt about its ability to continue as a going concern. We may seek additional financing. The financing sought may be in the form of equity or debt financing from various sources as yet unidentified. No assurances can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern.

Leafbuyer is and will continue to be completely dependent on the services of our president, chief executive officer and chief financial officer, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Leafbuyer’s operations and business strategy are completely dependent upon the knowledge and business connections of Messrs. Rossner and Breen our executive officers. They are under no contractual obligation to remain employed by us. If any should choose to leave us for any reason or become ill and unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this Prospectus. We will likely fail without the services of our officers or an appropriate replacement(s).

Because we have only recently commenced business operations, we face a high risk of business failure.

The Company was formed in April 2013. All of our efforts to date have related to developing our business plan and beginning business activities. We face a high risk of business failure. The likelihood of the success of the Company must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new businesses and the competitive environment in which the Company will operate. There can be no assurance that future revenues will occur or be significant enough or that we will be able to sell its products and services at a profit, if at all. Future revenues and/or profits, if any, will depend on many various factors, including, but not limited to both initial and continued market acceptance of the Company’s website and the successful implementation of its planned growth strategy.

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We may not be successful in hiring technical personnel because of the competitive market for qualified technical people.

The Company's future success depends largely on its ability to attract, hire, train and retain highly qualified technical personnel to provide the Company's services. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully and to differentiate itself from its competition. The Company's results of operations and growth prospects could be materially adversely affected if the Company were unable to attract, hire, train and retain such qualified technical personnel.

We will face competition from companies with significantly greater resources and name recognition.

The markets in which the Company will operate are characterized by intense competition from several types of solution and technical service providers. The Company expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than the Company. There can be no assurance that the Company will be able to compete successfully. In addition, the Company will be faced with numerous competitors, both strategic and financial, in attempting to obtain competitive products. Many actual and potential competitors we believe are part of much larger companies with substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against any of its future competitors.

To fully develop our business plan we will need additional financing.

We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment.

We may not receive any additional funding from the Warrants.

Because the market for our Common Stock has historically exhibited low liquidity levels and has been limited, sporadic and often volatile, the Selling Stockholders may choose not to exercise the Warrants. If the price of our Common Stock falls below the floor price of $0.15 per share, the Selling Stockholders would most likely not exercise the Warrants, and we would not receive the additional funding that would occur pursuant to the exercise of the Warrants.

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Risk Factors Related to Our Common Stock

Risks Related to Our Securities

Our officers and directors currently own the majority of our voting power, and through this ownership, control our Company and our corporate actions.

Our current Board of Directors and executive officers hold approximately 55% of the voting power of the Company’s outstanding voting capital stock. These parties have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. As such, these shareholders have the power to prevent or cause a change in control; therefore, without the aforementioned consent we could be prevented from entering into transactions that could be beneficial to us. The interests of our executive officers may give rise to a conflict of interest with the Company and the Company’s shareholders.

There is a substantial lack of liquidity of our common stock and volatility risks.

Our common stock is quoted on the OTC Markets platform under the symbol “LBUY.” The liquidity of our common stock may be very limited and affected by our limited trading market. The OTC Markets quotation platform is an inter-dealer market much less regulated than the major exchanges, and is subject to abuses, volatilities and shorting. There is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result of such trading activity, the quoted price for our common stock on the OTC Markets may not necessarily be a reliable indicator of our fair market value. In addition, if our shares of common stock cease to be quoted, holders would find it more difficult to dispose of or to obtain accurate quotation as to the market value of, our common stock and as a result, the market value of our common stock likely would decline.

The market price for our stock may be volatile and subject to fluctuations in response to factors, including the following:

•	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the share exchange may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts' estimates or reduction in security analysts' coverage;

•	announcements of new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	general technological, market or economic trends;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	additions or departures of key personnel.

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Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Our common stock may never be listed on a major stock exchange.

We currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Concentrated ownership of our common stock creates a risk of sudden changes in our common stock price.

The sale by any shareholder of a significant portion of their holdings could have a material adverse effect on the market price of our common stock.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A number of the outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Markets). A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

If we issue additional shares or derivative securities in the future, it will result in the dilution of our existing stockholders.

Our Articles of Incorporation authorize the issuance of up to 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares are designated as “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). Our board of directors may choose to issue some or all of such shares, or derivative securities to purchase some or all of such shares, to provide additional financing in the future. In addition, if the Warrant Shares are exercised in full by the Selling Stockholders at the floor exercise price of $0.15, it would result in the issuance of an additional 37,499,996 shares, causing substantial dilution to our current shareholders.

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We do not plan to declare or pay any dividends to our stockholders in the near future.

We have not declared any dividends in the past, and we do not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The requirements of being a public company may strain our resources and distract management.

As a result of filing the resignation statement, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We may incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers.

In the event that any of our securities are offered without engaging a registered broker-dealer, we may face claims for rescission and other remedies. If any claims or actions were to be brought against us relating to our lack of compliance with the broker-dealer requirements, we could be subject to penalties, required to pay fines, make damages payments or settlement payments, or repurchase such securities. In addition, any claims or actions could force us to expend significant financial resources to defend our company, could divert the attention of our management from our core business and could harm our reputation.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

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“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal price for our Common Stock.

Our Articles of Incorporation authorizes the issuance of shares of “blank check” preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Shares. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words “estimates”, “projects”, “plans”, “believes”, “expects”, “anticipates”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per Common Share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of the Company or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) future economic or financial performance, and (v) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, (ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS

On July 3, 2019, Leafbuyer Technologies, Inc., entered into a Securities Purchase Agreement (the "Purchase Agreement") with the Selling Stockholders, pursuant to which the Company agreed to issue and sell directly to the Selling Stockholders in a private offering, an aggregate of 7,211,538 Common Shares, par value $0.001 per share, at $0.624 per Share or a 20% discount to the closing price as of July 2, 2019, for gross proceeds of approximately $4,500,000 before deducting offering expenses. The Common Shares are subject to an adjustment period, with a reset floor price of $0.15 per share. The Common Shares were offered by the Company pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. The Company is obligated in accordance with the terms of a Registration Rights Agreement (the "Rights Agreement") to register the Common Shares and the shares of common stock underlying the warrants described below, within 90 days from the date of the Purchase Agreement. Dawson James Securities, Inc. (“Dawson James”) acted as exclusive placement agent in the Private Placement. The Company agreed to pay Dawson James a cash fee equal to 8% of the gross proceeds received by the Company from Purchasers on July 3, 2019 and to grant to Dawson James warrants (the “Placement Agent Warrants”) to purchase up to 360,577 shares of Common Stock at an initial exercise price of $0.78 per share. The Company also agreed to reimburse Dawson James up to $25,000 of expenses (including legal fees and expenses) incurred in connection with the Private Placement. The Placement Agent Warrants are not being registered as part of this prospectus.

As additional consideration for the purchase of the Common Shares, the Company agreed to issue to the Investors Series A, Series B, and Series C Warrants (collectively, the "Warrants"). The Series A Warrants allow the Investors to purchase an aggregate of 7,211,538 shares of common stock, subject to adjustment, at any time until the five-year anniversary of the warrant. The Series B Warrants allow the Investors to purchase an aggregate of 1,802,884 shares of common stock, subject to adjustment, at any time until the one-year anniversary of the warrant. The Series A and Series B Warrants will initially be exercisable at a price of $0.624 per share (the "Exercise Price"), subject to adjustment; provided, however, on each of (i) the 3rd Trading Day following the effective date (the "Effective Date") of the Registration Statement filed by the Company (the “Interim True-Up Date”), and (ii) the 6th Trading Day following the Effective Date (the “Final True-Up Date”), the Exercise Price shall be reduced, and only reduced, to equal the lower of (1) the then Exercise Price and (2) 100% of the lowest VWAP during the 2 Trading Days prior to the Interim True-Up Date or 5 Trading Days prior to the Final True-Up Date, as applicable, immediately following the Effective Date, with a floor exercise price of $0.15. The Series C Warrants, which are considered pre-funded, allow each Investor to purchase an amount of shares equal to the sum of (a) any shares purchased by the Investor pursuant to the Purchase Agreement that would have resulted in the beneficial ownership of greater than 4.99% of the outstanding common shares of the Company, (b) on the 3rd Trading Day following the Effective Date, if 80% of the lowest VWAP during the 2 Trading Days immediately prior to such date (“Primary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Investor's Purchase Agreement purchase amount divided by the Primary Effective Date Price less any shares of Common Stock (i) issued at the Closing and (ii) issuable pursuant to clause (a) above, if any, and (c) on the 6th Trading Day following the Effective Date, if 80% of the lowest VWAP during the 5 Trading Days immediately prior to such date (“Secondary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Holder’s Subscription Amount at the Closing divided by the Secondary Effective Date Price less any shares of common stock (i) issued at the Closing, (ii) issuable pursuant to clause (a) above, if any, (iii) issuable pursuant to clause (b) above, if any. The Series C Warrants are exercisable at a price of $0.001 per share. If at any time after the six-month anniversary of the Warrants, there is not an effective registration statement registering the resale of the shares of common stock underlying the Warrants, then the Warrants may be exercised by means of a cashless exercise. The Series A and Series B Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 4.99% (Anson) and 9.99% (Hudson) of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise. The Series C Warrants held by each of the Selling Stockholders do not allow for any exercise that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

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USE OF PROCEEDS

This prospectus relates to the resale of up to 29,999,998 Common Shares purchased by the Selling Stockholders, assuming a reset floor price of $0.15 per share. The Company received approximately $4,500,000 in gross proceeds, and $4,065,099 in net proceeds from the sale of the Common Shares, after deducting offering expenses. The Company also issued Warrants to the Selling Stockholders. We will not receive any proceeds from the sales of Common Shares or Warrant Shares by the Selling Stockholders, but we will receive proceeds in the event of an exercise of the Warrants held by the Selling Stockholders. The current exercise price of the Warrants is $0.624 per share, with a floor exercise price of $0.15, or $5,624,999 in aggregate, if all Warrants are exercised. We will pay the cost of registering the shares offered by this prospectus. The proceeds from the sale of the Common Shares plus the exercise price of the Warrants, if any, will be used for working capital and general corporate expenses.

SELLING STOCKHOLDERS

The Common Shares being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the Common Shares for resale from time to time. Except for the ownership of the Common Shares and Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of Common Shares beneficially owned by each Selling Stockholder, based on its ownership of the Common Shares and Warrants, as of July 31, 2019, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the Common Shares being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of Common Shares issued to the Selling Stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Series A and Series B Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 4.99% (Anson) and 9.99% (Hudson) of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise.  The Series C Warrants held by each of the Selling Stockholders do not allow for any exercise that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation.  The Selling Stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

Anson Investments Master Fund	8,112,980	33,749,997	0

Hudson Bay Master Fund LTD	8,112,980	33,749,997	0

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 160,000,000 shares of capital stock, par value $0.0001 per share, of which 150,000,000 shares are common stock, par value $0.001 per share and 10,000,000 shares are “blank check” preferred stock, par value $0.001 per share.

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on each matter submitted to vote at a meeting of the Company’s stockholders. Holders of common stock do not have cumulative voting rights. Stockholders do not have any preemptive rights or other similar rights to acquire additional shares of the Company’s common stock or other securities. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share of common stock entitles its holder to participate ratably in all remaining assets of the Company that are available for distribution to stockholders after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of 10,000,000 shares of “Blank Check” Preferred Stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. There are currently 324,326 shares of Series A Convertible Preferred Stock and 72,500 shares of Series B Convertible Preferred Stock issued and outstanding.

Series A Convertible Preferred Stock

Series A Preferred Stock rank junior to the Common Stock both as to the payment of dividends and distributions but prior to all subsequently issued securities junior to the Series A Shares. The Series A Shares are convertible into the greater of one share of Common Stock or a number of shares of Common Stock so that the Series A holders would hold 55% of the number of outstanding shares of Common Stock. The Series A Shares vote on an “as-converted” basis.

Series B Convertible Preferred Stock

The Series B Preferred Stock (the “Series B Shares”) shall be entitled to receive, upon consolidation, merger, change of control, liquidation, or dissolution of the Company the stated value of the Series B Preferred Stock. The Series B Preferred Stock is convertible at the rate of 16 shares of Common Stock for each Series B share converted and vote on an “as-converted” basis. The Series B Preferred Stock may not be converted if the conversion would result in the holder owning more than 4.99% of the outstanding Common Stock.

Transfer Agent

The Company’s transfer agent and registrar of its Common Stock is Globex Transfer, LLC, 780 Deltona Boulevard, Deltona, Florida 32725.

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Outstanding Common Stock and Holders

At July 31, 2019 there were 55,038,137 shares of Common Stock issued and outstanding and, based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 83 holders of Common Stock.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon by Ward and Smith, P.A., Wilmington, North Carolina.

EXPERTS

Our audited consolidated financial statements as of and for the year ended June 30, 2018, the six month transition period ended June 30, 2017, and the year ended December 31, 2016 appearing in this Prospectus have been audited by BF Borgers CPA PC., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Business Overview

Leafbuyer.com Platform

LB Media Group, LLC introduced Leafbuyer.com in 2013 as a consumer portal that would allow cannabis consumers to find the best deals and information from their favorite local dispensary. The platform also allowed cannabis businesses to attract new customers by posting more information and better cannabis deals. As the market has matured and our clients have become more sophisticated, their needs have expanded. The Company is now focused on developing multiple technology solutions to help our customers achieve their objectives. Resources are being put into broadening the platform in several key areas. The fully-developed Leafbuyer platform will host many tools for our clients to attract, retain and grow customers. We plan to expand the platform into a full-service solution that can be monetized while also providing a solution for our customers.

The current market is extremely fragmented and there are few significant companies that have achieved scale in operations. We plan to grow organically and through strategic acquisitions to achieve our long-term goals.

The Team

The Company has 25 full-time employees working out of its headquarters in Greenwood Village, Colorado. In addition, the company currently has sales teams in Washington, Oklahoma, California and Oregon. Leafbuyer also has relationships with approximately 23 independent contractors which it retains from time to time.

A majority of our employees are involved in sales and customer service. Other services, such as website content and graphics design are outsourced to independent contractors.

One of the Company’s top priorities in 2019 has been opening offices in Los Angeles that will handle all West Coast Markets as well as hiring sales representatives in Oklahoma. We anticipate a continuing search for acquisition targets that align with our core objectives.

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Growth State by State

Our primary customers have been legal cannabis dispensaries and companies who create cannabis-related products. As more states legalize cannabis, we hope the consumer and potential customer base will expand. We believe that the transformation in California from a purely medical legal state to a recreational state will create great opportunities for our company. We intend to duplicate the model that has worked for us in Colorado in each market as it develops.

The marginal cost for Leafbuyer to enter a market is minimal in comparison to growers or retail operations. In order for us to enter a new market, most of our costs include sales and marketing personnel and grassroots efforts to grow the consumer base in the new market. We believe that we can replicate our success in Colorado in the past four years of operations in other states that adopt legal cannabis use. However, there can be no assurance that we will be able to do so.

Other companies who deal with cannabis directly have significant legal and capital barriers impeding their growth into another state. However, since we are an ancillary company, most of the current regulations and strict cannabis laws do not pertain to our operations. Because of the overall growth in the market and low legal barriers, we believe that growth opportunities are very significant for the foreseeable future.

2019 and Beyond

The global legal marijuana market size is expected to reach $66.3 billion by the end of 2025, according to a new report by Grand View Research, Inc.  It is anticipated to expand at a compound annual growth rate of 23.9% during the forecast period.  Increasing legalization of marijuana for medicinal and recreational purposes is expected to continue.

●    11 States have currently legalized marijuana for recreation use.

●

•         Source: http://disa.com/map-of-marijuana-legality-by-state

Our business model is designed to benefit from this trend. When a new state passes a medical or recreational cannabis law, we can start marketing to consumers and businesses in that state with minimal marginal cost. Because Leafbuyer is not involved in the production or sale of cannabis, we do not have to build expensive grow operations and open brick and mortar stores. As more states pass laws to offer legal cannabis products, we begin marketing into the state and sign up dispensaries to be on the platform.

We plan to grow the company organically through the aggressive deployment of sales and marketing resources into legal cannabis states. We understand that to become a significant player in the industry in the future will require us to look for acquisitions for a significant portion of that growth. However, there can be no assurance that we will be able to locate and acquire such opportunities or that they will be on terms that are favorable to the Company.

Corporate History

The Company was formed as AP Event, Inc., a Nevada corporation on October 16, 2014. The Registrant was originally in the business of travel agency to provide individual and group leisure tours to music festivals, and concerts combined with local excursions.

On March 21, 2017, August Petrov, the principal shareholder, President, Chief Executive Officer and Chief Financial Officer of AP Event, Inc. consummated the sale of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) owned by Mr. Petrov to LB Media Group, LLC a Colorado limited liability Company (“LB Media”). The sale of the Shares, which represented approximately eighty percent (80%) of the outstanding common stock of the Company, represented a change in control of the Company. In connection with the sale, Mr. Petrov resigned as officer and director of the Company and forgave and discharged any indebtedness of any kind owed to him by the Company.

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On March 23, 2017, the Registrant consummated an Agreement and Plan of Merger (the “Merger Agreement”) with LB Media, the principal stockholder of the Registrant, and LB Acquisition Corp., a Colorado corporation a wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into LB Media (the “Merger”) in consideration for: cash in the amount of Six Hundred Thousand Dollars ($600,000); 2,351,355 newly-issued, pre-split shares of the Company’s Common Stock (the “Merger Shares”); and 324,327 pre-split shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Shares,” and collectively with the Merger Shares, the “Merger Consideration”). The Series A Shares initially convert at the rate of one vote per share (the “Series A Conversion Rate”) and provides that the Series A Conversion Rate shall be adjusted based upon the number of shares outstanding such that the holders of the Series A Shares would not hold less than, fifty-five percent (55%) of the number of outstanding shares of Common Stock on a fully-diluted basis. Pursuant to the terms of the Merger Agreement, LB Media agreed to retire 5,000,000 shares of Common Stock of the Company held immediately prior to the Merger.

Simultaneously with the Merger, the Registrant accepted subscriptions in a private placement offering (the “Offering”) of its Common Stock at a purchase prices of $0.12 and $0.15 per share, offered pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) for the aggregate offering amount of $600,000. The Company also accepted a subscription from a single investor in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for 27,027 shares of the Registrant’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Shares”) also in accordance with Rule 506 of Regulation D of the Securities Act. The Series B Shares convert, following six months after issuance, into shares of Common Stock at the post-Split rate of sixteen (16) votes per share. The Series B Shares cannot be converted by the investor if such conversion would result in the investor owning more than 4.99% of the outstanding common stock.

As a result of the Merger, LB Media became a wholly-owned subsidiary of the Registrant, and following the consummation of the Merger and giving effect to the securities sold in the Offering, the members of LB Media will beneficially own approximately fifty-five (55%) of the issued and outstanding Common Stock of the Registrant. The parties have taken the actions necessary to provide that the Merger is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

On March 24, 2017, the Registrant amended its Articles of Incorporation (the “Amendment”) to (i) change its name to LeafBuyer Technologies, Inc., (ii) to increase the number of its authorized shares of capital stock from 75,000,000 to 160,000,000 shares of which 150,000,000 shares were designated common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”) and (iii) to effect a forward split such that 9.25 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the Amendment (the “Split”).

On April 19, 2018, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“Investor”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC, whereby the Company sold and the Investor purchased 869,565 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the purchase price of One Million Dollars ($1,000,000), Additionally, under the SEDA the Company may sell to the Investor up to $5 million of shares of Common Stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to the Investor at a discount to market of 8% of the lowest daily volume weighted average price during the relevant pricing period. The Company registered the Initial Shares, the Commitment Shares (as defined below), and the shares of Common Stock issuable under the SEDA pursuant to a registration statement under the Securities Act, which became effective on August 1, 2018.

The Company is not obligated to utilize any portion of the SEDA and there are no minimum commitments or minimum use penalties provided the Company does not terminate the SEDA within 18 months wherein the Company would be required to pay a termination fee of $100,000. The Company issued One Hundred Thousand (100,000) shares of Common Stock as a commitment fee (the “Commitment Shares”) to an affiliate of the Investor. The total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the market price for the Company’s common stock and the number of shares actually sold.

On November 6, 2018, Leafbuyer Technologies, Inc. (the “Registrant”), entered into and consummated a Stock Purchase Agreement (the “Agreement”) to acquire all of the issued and outstanding capital stock (the “Purchase Shares”) of Greenlight Technologies, Inc., a Nevada corporation (“Greenlight”) from the Greenlight shareholders (the “Sellers”) in consideration for 2,666,667 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), cash in the amount of $150,000 at the closing of the Purchase Shares (the “Closing”), an additional payment of $300,000 in cash on or before January 31, 2019, and up to 1,200,000 additional shares of Common Stock as “Incentive Shares” based on certain development goals as set forth in the Agreement.

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DESCRIPTION OF PROPERTY

Our executive office is located at 6888 S. Clinton Street, Suite 300, Greenwood Village, CO 80112.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings to which we are a party or of which our property is the subject. None of our directors, officers, affiliates, any owner of record or beneficially of more than 5% of our voting securities, or any associate of any such director, officer, affiliate or security holder are (i) a party adverse to us in any legal proceedings, or (ii) have a material interest adverse to us in any legal proceedings. We are not aware of any other legal proceedings that have been threatened against us.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets under the trading symbol “LBUY”. Trading in stocks quoted on the OTC Markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. We cannot assure you that there will be a market for our common stock in the future. Our common stock commenced trading on April 5, 2017 under the symbol “APVT”.

The following quotations reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High ($)	Low ($)

June 30, 2019	$1.28	$0.74
March 31, 2019	$1.73	$0.44
December 31, 2018	$2.33	$0.4255
September 30, 2018	$2.40	$0.551
June 30, 2018	$1.85	$1.11
March 31, 2018	$3.15	$1.16
December 30, 2017	$2.40	$0.861
September 30, 2017	$3.08	$1.06
December 31, 2017	$2.34	$0.90
June 30, 2017	$1.62	$0.75
March 31, 2017	N/A	N/A

Holders

As of July 31, 2019, there were approximately 83 holders of record of our common stock.

Dividends

We have not paid cash dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock for the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

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FINANCIAL STATEMENTS

The response to this Item, commencing on Page F-1, is submitted as a separate section to this Prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

The Company was formed as AP Event, Inc., a Nevada corporation on October 16, 2014. The Registrant was originally in the business of travel agency to provide individual and group leisure tours to music festivals, and concerts combined with local excursions.

On March 21, 2017, August Petrov, the principal shareholder, President, Chief Executive Officer and Chief Financial Officer of AP Event, Inc. consummated the sale of 5,000,000 shares of the Company’s common stock, par value $0.001 per share owned by Mr. Petrov to LB Media Group, LLC a Colorado limited liability Company (“LB Media”). The sale of the Shares, which represented approximately eighty percent (80%) of the outstanding common stock of the Company, represented a change in control of the Company. In connection with the sale, Mr. Petrov resigned as officer and director of the Company and forgave and discharged any indebtedness of any kind owed to him by the Company.

On March 23, 2017, the Company consummated an Agreement and Plan of Merger (the “Merger Agreement”) with LB Media, the principal stockholder of the Registrant, and LB Acquisition Corp., a Colorado corporation a wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into LB Media (the “Merger”) in consideration for: cash in the amount of Six Hundred Thousand Dollars ($600,000); 2,351,355 newly-issued, pre-split shares of the Company’s Common Stock (the “Merger Shares”); and 324,327 pre-split shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Shares,” and collectively with the Merger Shares, the “Merger Consideration”). The Series A Shares initially convert at the rate of one vote per share (the “Series A Conversion Rate”) and provides that the Series A Conversion Rate shall be adjusted based upon the number of shares outstanding such that the holders of the Series A Shares would not hold less than, fifty-five percent (55%) of the number of outstanding shares of Common Stock on a fully-diluted basis. Pursuant to the terms of the Merger Agreement, LB Media agreed to retire 5,000,000 shares of Common Stock of the Company held immediately prior to the Merger.

Simultaneously with the Merger, the Registrant accepted subscriptions in a private placement offering (the “Offering”) of its Common Stock at a purchase prices of $0.12 and $0.15 per share, offered pursuant to Regulation D of the Securities Act, as amended for the aggregate offering amount of $600,000. The Company also accepted a subscription from a single investor in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for 27,027 shares of the Registrant’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Shares”) also in accordance with Rule 506 of Regulation D of the Securities Act. The Series B Shares convert, following six months after issuance, into shares of Common Stock at the post-Split rate of sixteen (16) votes per share. The Series B Shares cannot be converted by the investor if such conversion would result in the investor owning more than 4.99% of the outstanding common stock.

As a result of the Merger, LB Media became a wholly-owned subsidiary of the Registrant, and following the consummation of the Merger and giving effect to the securities sold in the Offering, the members of LB Media will beneficially own approximately fifty-five (55%) of the issued and outstanding Common Stock of the Registrant. The parties have taken the actions necessary to provide that the Merger is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

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On March 24, 2017, the Registrant amended its Articles of Incorporation (the “Amendment”) to (i) change its name to LeafBuyer Technologies, Inc., (ii) to increase the number of its authorized shares of capital stock from 75,000,000 to 160,000,000 shares of which 150,000,000 shares were designated common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”) and (iii) to effect a forward split such that 9.25 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the Amendment (the “Split”).

On April 19, 2018, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“Investor”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC, whereby the Company sold and the Investor purchased 869,565 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the purchase price of One Million Dollars ($1,000,000), Additionally, under the SEDA the Company may sell to the Investor up to $5 million of shares of Common Stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to the Investor at a discount to market of 8% of the lowest daily volume weighted average price during the relevant pricing period. The Company registered the Initial Shares, the Commitment Shares (as defined below), and the shares of Common Stock issuable under the SEDA pursuant to a registration statement under the Securities Act, which became effective on August 1, 2018.

The Company is not obligated to utilize any portion of the SEDA and there are no minimum commitments or minimum use penalties provided the Company does not terminate the SEDA within 18 months wherein the Company would be required to pay a termination fee of $100,000. The Company issued One Hundred Thousand (100,000) shares of Common Stock as a commitment fee (the “Commitment Shares”) to an affiliate of the Investor. The total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the market price for the Company’s common stock and the number of shares actually sold.

On November 6, 2018, Leafbuyer Technologies, Inc. (the “Registrant”), entered into and consummated a Stock Purchase Agreement (the “Agreement”) to acquire all of the issued and outstanding capital stock (the “Purchase Shares”) of Greenlight Technologies, Inc., a Nevada corporation (“Greenlight”) from the Greenlight shareholders (the “Sellers”) in consideration for 2,666,667 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), cash in the amount of $150,000 at the closing of the Purchase Shares (the “Closing”), an additional payment of $300,000 in cash on or before January 31, 2019, and up to 1,200,000 additional shares of Common Stock as “Incentive Shares” based on certain development goals as set forth in the Agreement.

Business Overview

The Company’s wholly-owned subsidiary, LB Media Group, LLC has evolved and grown from a listing technology company focused on helping consumers find local cannabis-related retail establishments, into a next generation mobile location data and offer-driven deals site. The Company’s website, Leafbuyer.com, is the most comprehensive online source for cannabis deals and specials, Leafbuyer.com connects consumers with dispensaries. Leafbuyer works alongside businesses to showcase their unique products and build a network of loyal patrons. Leafbuyer’s national network of cannabis deals and information reaches millions of consumers monthly. Leafbuyer is the official cannabis deals platform of thecannabist.co (owned by the Denver Post) and westword.com.

The site’s sophisticated vendor dashboard pairs vendor data with consumer needs to find exactly what deals, products or menu items the consumer is looking for. Vendors engage consumers through a robust 24/7 real-time dashboard that allows updates on menus, specials, jobs, and tracks return on investment reporting.

The Company continues an aggressive push into all legal cannabis markets, including initiating a presence in the Canadian market. Increasing the company’s marketing and sales presence in new markets is a primary objective. Along with this expansion, the company continues to develop new technologies that will serve cannabis dispensaries and product companies in attracting and retaining consumers.

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Leafbuyer operates in a rapidly evolving and highly-regulated industry that, as has been estimated by some, will exceed $30 billion in revenue by the year 2020. The founders and board of directors has been, and will continue to be, aggressive in pursuing long-term opportunities.

Leafbuyer’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Comparison of results of operations for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
	2019	2018	Change	%
Sales revenue	$489,320	$287,224	$202,096	70%

Total operating expenses	2,017,820	1,114,795	903,025	81%

Interest expense	(181,643)	(12,919)	(168,724)	1,306%

Net loss	$(1,710,143)	$(840,490)	$(869,653)	103%

Sales Revenue, Cost of Revenue and Gross Profit

Revenues increased for the three months ended March 31, 2019 compared to the same period in 2018 as we expanded our customer base and continued to implement our growth plan. The growth was lower due solely to the timing of recognition of deferred revenue. Through our national network of cannabis deals and information, we are able to reach millions of consumers monthly and are looking to continue to expand our presence in the marketplace.

Operating Expenses

	Three Months Ended March 31,
	2019	2018	Change	%
Selling expenses	$70,025	$53,966	$16,059	30%
General and administrative	1,947,795	1,060,829	886,966	84%
	$2,017,820	$1,114,795	$903,025	81%

The increase in operating expenses during the three months ended March 31, 2019 compared to 2018 was driven by our growth and expansion, particularly on the personnel side as we added new staff.

Comparison of results of operations for the nine months ended March 31, 2019 and 2018.

	Nine Months Ended March 31,
	2019	2018	Change	%
Sales revenue	$1,296,550	$785,969	$510,581	65%

Total operating expenses	5,757,201	2,083,962	3,673,239	176%

Interest expense	(356,265)	(12,948)	(343,317)	2,652%

Net loss	$(4,816,916)	$(1,310,941)	$(3,505,975)	267%

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Sales Revenue, Cost of Revenue and Gross Profit

Revenues increased for the nine months ended March 31, 2019 compared to the same period in 2018 as we expanded our customer base and continued to implement our growth plan. Through our national network of cannabis deals and information, we are able to reach millions of consumers monthly and are looking to continue to expand our presence in the marketplace.

Operating Expenses

	Nine Months Ended March 31,
	2019	2018	Change	%
Selling expenses	$200,300	$138,821	$61,479	44%
General and administrative	5,556,901	1,945,141	3,611,760	186%
	$5,757,201	$2,083,962	$3,673,239	176%

The increase in operating expenses during the nine months ended March 31, 2019 compared to 2018 was driven by our growth and expansion, particularly on the personnel side as we added new staff. In addition, we had approximately $261,000 of uncapitalizable software development during the period for software.

Liquidity and Capital Resources

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months from the date of the issuance of these unaudited consolidated financial statements with existing cash on hand and/or the private placement of common stock or obtaining debt financing. There is, however, no assurance that the Company will be able to raise any additional capital through any type of offering on terms acceptable to the Company, as existing cash on hand will be insufficient to finance operations over the next twelve months.

At March 31, 2019 we had $563,383 in cash and cash equivalents. Our cash flows from operating, investing and financing activities were as follows:

Cash Flows

Our cash flows from operating, investing and financing activities were as follows:

	Nine Months Ended March 31,
	2019	2018
Net cash used in operating activities	$(2,355,276)	$(881,690)
Net cash used in investing activities	$(449,241)	$-
Net cash provided by financing activities	$2,991,962	$912,603

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Working Capital

Working capital is the amount by which current assets exceed current liabilities. We had negative working capital of $1,742,544 and $758,771, respectively, as of March 31, 2019 and June 30, 2018. The decrease in working capital is due to the net loss for the period.

Results of Operations for the years ended June 30, 2018 versus June 30, 2017 (unaudited).

The following table summarizes the results of operations for the years ended June 30, 2018 and 2017 (unaudited):

	Year Ended	Year Ended
	June 30, 2018	June 30, 2017
		(unaudited)
Sales revenue	$1,128,245	$949,921
Cost of sales	-	-
Gross profit	1,128,245	949,921

Operating expenses:
Selling expenses	206,831	450
General and administrative	3,870,548	1,217,928
Total operating expenses	4,077,379	1,218,378

Loss from operations	(2,949,134)	(268,457)

Other income (expense):
Interest expense	(35,541)	(220)
Other income	5,000	1,438
Other income (expense), net	(30,541)	1,218

Net loss	$(2,979,675)	$(267,239)

Revenues

During the year ended June 30, 2018, we generated $1,128,245 of revenues, compared to revenues of $949,921 during the year ended June 30, 2017.  The increase of $178,324 or 19% was primarily due to recent expansion of our platform that enables us to sell more to a single customer, increasing our per customer revenue and the initial expansion of our services into additional states. Cash received from customers increased from $865,631 to $1,229,242 or a 42% increase for the period. However, the growth in GAAP basis revenue was lower due solely to the timing of recognition of deferred revenue.  Our market penetration is still below 25% in Colorado and less than 1% in other states. Management expects to have continued high quarter over quarter revenue growth as we expand our platform and our geographical service area.

Expenses

During the year ended June 30, 2018, we incurred total expenses of $4,077,379, including $3,870,548 in general and administrative expenses, and $206,831 in selling expenses.  During the year ended June 30, 2017, we incurred total expenses of $1,218,378, most of which were general and administrative expenses.  During the year ended June 30, 2017, we incurred total expenses of $1,218,378, most of which were general and administrative expenses. The increase of $2,859,001 or 235% was primarily due to the expansion of our sales and account management team, our technology expenses of approximately $460,000 to expand our current platform, acquisition due diligence, and our overall marketing of our services. $1,091,812 was spent on stock-based compensation for employees and contractors. Management does not expect the general and administrative expenses to continue to increase as management focuses on getting current operations to positive cash flow.

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Net Loss

During the year ended June 30, 2018 we incurred a net loss of $2,979,675, compared to a net loss of $267,239 for the year ended June 30, 2017.

Liquidity and Capital Resources

The following table summarizes the cash flows for the years ended June 30, 2018 and 2017 (unaudited):

	For the year ended June 30, 2018	For the year ended June 30, 2017
		(unaudited)
Net cash provided by (used in):
Operating activities	(1,627,926)	(330,115)
Investing activities	-	(1,500)
Financing activities	1,839,184	443,935

Net change in cash and cash equivalents	211,258	112,320

As of June 30, 2018, we had $375,938 in cash and cash equivalents, $172,566 in prepaid expenses and deposits, $873 in fixed assets, $66,087 in accrued liabilities, $156,530 in deferred revenue and had a working capital deficit of $758,771. We are dependent on funds raised through equity financing. Our cumulative net loss of $2,979,675 was funded by equity financing. Since our inception, we have raised gross proceeds of $0 in cash from the sale of our securities. We anticipate that we will incur substantial losses for the foreseeable future.

During the year ended June 30, 2018, we used $1,627,926 in operating activities. During the year ended June 30, 2017, we used $330,115 from operating activities. Our increase in cash spending on operating activities during the year ended June 30, 2018 was primarily due to the large incremental costs of becoming a public entity, combined with additional costs incurred as our business grew. Specifically, payroll costs grew rapidly during the year ended June 30, 2018.

During the year ended June 30, 2018, we did not engage in any investing activities. During the year ended June 30, 2017, we invested $1,500 in office equipment.

Net cash flow provided by financing activities for the years ended June 30, 2018 and 2017 was approximately $1,839,184 and $443,935, respectively. During the year ended June 30, 2017, we made distributions of $611,065 to officers of LB Media in connection with the Merger Agreement and we received $1,055,000 in cash from financing activities from the issuance of our common and preferred stock.

Our increase in cash and cash equivalents for the year ended June 30, 2018 was mainly due to the increase in cash from financing activities.

During the year ended June 30, 2018, our monthly cash requirements to fund our operating activities, was approximately $85,000, compared to approximately $100,000 during the year ended June 30, 2017. In the absence of the continued sale of our common and preferred stock or advances from related parties, our cash of $375,938 as of June 30, 2018 is sufficient to cover our current monthly burn rate for three months and to pay our accrued liabilities balance of $66,087.

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The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months from the date of the issuance of these consolidated financial statements with existing cash on hand and/or the private placement of common stock. There is, however, no assurance that the Company will be able to raise any additional capital through any type of offering on terms acceptable to the Company, as existing cash on hand will be insufficient to finance operations over the next twelve months.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our audited financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by our management.

Foreign Currency Translation

Our financial statements are presented in United States dollars. Transactions in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Expenses are translated at the average rates for the period, excluding amortization, which is translated on the same basis as the related assets. Resulting translation gains or losses are reflected in net loss.

Recent Accounting Guidance Adopted

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Inflation

The amounts presented in the financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Dismissal of Independent Registered Public Accounting Firm

On May 11, 2017, Michael Gillespie & Associates, PLLC (“MGA”) was dismissed as the independent registered public accounting firm of Leafbuyer Technologies, Inc. (the “ Company ”). The Company’s Board of Directors approved the dismissal of MGA.

MGA’s reports on the Company’s financial statements for the years ended June 30, 2016 and 2015, respectively, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than going concern.

During the years ended June 30, 2016 and 2015, and through May 11, 2017, there were no disagreements with MGA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MGA, would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the years ended June 30, 2016 and 2015, and through May 11, 2017, there were no matters that were either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided MGA with a copy of the foregoing disclosures and requested MGA to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not MGA agrees with the disclosures. A copy of MGA’s letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) New Independent Registered Public Accounting Firm

On May 12, 2017, the Company’s Board of Directors, acting in the capacity of an audit committee, engaged BF Borgers CPA PC (“Borgers”) as the Company’s new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements.  During the Company’s fiscal years ended June 30, 2016 and 2015, and through May 11, 2015, neither the Company, nor anyone acting on its behalf, consulted with Borgers regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Borgers concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by 17 C.F.R. 229 (10)(f)(i) and are not required to provide information under this item.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Registrant as of the date hereof are as follows:

The following table sets forth certain information of our directors and officers as of the date of this report.

Name	Age	Position	Director/Officer Since

Kurt Rossner	50	Chairman, Chief Executive Officer and President	March 23, 2017
Mark Breen	47	Chief Financial Officer and Director	March 23, 2017
Michael Goerner	50	Treasurer, Chief Technology Officer and Director	March 23, 2017
J Jeffrey Rudolf	57	Director	October 15, 2018
Kristin Baca	49	Director	October 15, 2018

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Kurt Rossner 50, Co-Founder, Chairman and Chief Executive Officer

Prior to founding LB Media Group in May 2013, Mr. Rossner started his career with MCI Telecommunications Corporation as a Business Sales Manager in 1993. Mr. Rossner founded several successful technology companies and was a pioneer in the Internet web hosting industry. He founded one of the largest platforms in the county, selling it to Micron Electronics (NASDAQ: MUEI) in 2000. Mr. Rossner leads the company’s operations and overall strategic direction. He holds a Bachelor of Science Degree in Economics from The Florida State University.

Mark Breen, 47, Co-Founder, Director and Chief Financial Officer

Prior to Co-founding LB Media Group in May 2013, Mr. Breen served in various Sales Executive positions at CBS Corporation from Oct 2010 to October of 2013. Mr. Breen heads up the Company’s sales and market expansion strategy. He has worked in various sales, operation and management positions within Tribune Broadcasting, Gannett and CBS in both Chicago and Denver over his 20-year career. Mr. Breen earned a Bachelor of Arts Degree in Broadcasting from Western Illinois University

Michael Goerner, 50, Co-Founder, Director and Chief Technology Officer

Prior to founding LB Media Group in May 2013, Mr. Goerner served as the C.T.O of WHIP Systems from March 2001 to May 2013. Mr. Goerner is responsible for the technology direction of the company and has significant experience with various Internet and IT companies. Prior thereto and from June 1998 through December 2000 to Mr. Goerner served as the Founder and C.T.O of Indigio Group. In the early 1990s he was involved in the early-stage development of successful Internet properties in the areas of online mapping, real estate, news media. Mr. Goerner has a Bachelor of Science Degree in Computer Science from Millersville University of Pennsylvania.

Jeffrey Rudolf, 57, Director

Mr. Rudolph is a Certified Public Accountant. He began his accounting career at Coopers & Lybrand, LLP from 1983 to 1994, where he was a staff then manager in the Corporate Finance Group (Merger & Acquisition Practice). From 1994 to 1997, he was the Managing Director of Finance and Operations for Intelligent Electronics, Inc. From 1997 to 2003, he was employed by SSDS Inc./Knowledge Workers, Inc., a leading provider of client/server and web-based network integration services. He served on the Board of Directors, as Executive Vice President, Chief Operations Officer and Chief Financial Officer throughout his time there. From 2003 to 2005, he was the Executive Vice President and Chief Financial Officer at Entrust Financial Services, Inc., a publicly traded company focused on wholesale mortgage banking and full-service mortgage lender. In 2005 he was also the President and Chief Executive Officer of the company. From 2005 to 2007, Mr. Rudolph was the Executive Vice President and Chief Financial Officer of Stonecreek Funding Investment Corp., a national private equity firm focused on acquiring portfolio companies in the residential mortgage sector. From 2009 to 2010, Mr. Rudolph was the President and Chief Executive Officer of American Civil Constructors Holdings, Inc. one of the nation’s premier construction and maintenance companies with comprehensive services including the Civil, Marine and Landscape industries. Mr. Rudolph is currently the founder and General Partner of the CFO Advisory Group, a company that specializes in providing CFO services to companies who need assistance in finding solutions to their business challenges. Mr. Rudolph earned his Master’s in Business Administration from the University of Denver and a Bachelor of Arts degree in Accounting from Wittenberg University.

Kristin Baca, 49, Director

Ms. Baca has served in various financial roles during her career. From 1998 to 1999, she was the Regional Finance Director of Countrywide Home Loans. She was responsible for monthly and quarterly reporting, interpretation of financial results, development and analysis of analytical models and evaluation of growth opportunities and resource needs. From 1999 to 2006, Ms. Baca served as the Vice President of Business/Financial for ACS. She ensured accountability, integrity and reliability of financial systems and controls as well as oversaw the activities of 35 cost centers. Ms. Baca partnered with the acquisitions department on due diligence, modeling and strategic analysis and planning. From 2006 to 2009, Ms. Baca was the Vice President and Transition Executive Payroll Shared Services at ACS. In this role, she optimized functions by creating and executing global payroll shared service models and was integral in driving enterprise goals and objectives by implementing global operational plans and resource optimization. From 1999 to 2012, she served as the Vice President of Global Technology Operations at Xerox. She managed the 1,300 employees, drove divisional objectives, boosted performance and captured both revenue and profit improvements by innovative initiatives. From 2012 to 2013, Ms. Baca was the Executive Vice and Chief Operating Officer of Healthplan Services, Inc. While there, she orchestrated top-performing, customer focused operations, encompassing member services, enrollment and billing and call center operations. Currently, Ms. Baca is the Senior Vice President of Strategy and Global Operations at Xerox/Conduent. She is responsible for leadership, staffing and budgeting for strategy, development and planning, project planning and management, client delivery and analytical review. Ms. Baca has a Master’s of Business Administration from Regis University and a Bachelor of Science and Arts in Finance with a minor in Economics from the University of Colorado.

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Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past 10 years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

•	any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

•	and judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or

•	any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Section 16(a) Beneficial Ownership Compliance Reporting

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended June 30, 2018 our directors, executive officers and 10% stockholders complied with all applicable filing requirements.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because we have not yet finalized the content of such a code.

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Audit Committee

We do not have an audit committee. Our entire Board of Directors carries out the functions of the audit committee.

Our Board has determined that we do not have an audit committee financial expert on our Board carrying out the duties of the audit committee. The Board has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having an audit committee financial expert on the Board.

Nomination Procedures for Directors

We do not have a nominating committee. Our Board of Directors selects individuals to stand for election as members of the Board, and does not have a policy with regards to the consideration of any director candidates recommended by our security holders. Our Board has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when it considers a nominee for a position on our Board. If security holders wish to recommend candidates directly to our Board, they may do so by communicating directly with our President at the address specified on the cover of this prospectus. There has not been any change to the procedures that our shareholder may recommend nominees to our Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us to our President, Chief Executive Officer, Chief Financial Officer and each of our other officers for the fiscal years ended June 30, 2019, 2018 and 2017.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total

Kurt Rossner	2019	110,000	0	-	-	-	-	-	110,000
Chief Executive fficer	2018	83,615	0	-	1,277,000	-	-	-	1,360,615
and Director	2017	26,334	200,000	-	-	-	-	-	226,334

Mark Breen	2019	110,000	0	-	-	-	-	-	110,000
Chief Financial fficer,	2018	83,615	0	-	1,277,000	-	-	-	1,360,615
Director	2017	26,334	200,000	-	-	-	-	-	226,334

Michael Goerner,	2019	110,000	0	-	-	-	-	-	110,000
Treasurer, Director	2018	83,615	0	-	1,277,000	-	-	-	1,360,615
	2017	26,334	200,000	-	-	-	-	-	226,334

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

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Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. It is the view of the Board that it is appropriate for us not to have such a committee because of our size and because the Board as a whole participates in the consideration of executive compensation. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles. Kurt Rossner serves as our Chairman and Chief Executive Officer. We believe it is in the best interest of the Company to have the Chairman and Chief Executive Officer roles combined due to our small size and limited resources.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of July 31, 2019 of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 31, 2019, there were 55,038,137 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Directors and Officers:
Kurt Rossner(3)	7,250,012	13.2%
Mark Breen(3)	7,250,012	13.2%
Michael Goerner(3)	7,250,012	13.2%
Jeffrey Rudolf	5,000	*
Kristin Baca	5,000	*
All officers and directors as a group (five persons)	21,750,036	39.5%
5% Beneficial Owners:
Anson Investments Master Fund LP(4)	8,112,980	4.99%
Hudson Bay Master Fund LTD(5)	8,112,980	9.99%

__________

*	less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is the Company’s address.

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(2)

Applicable percentage ownership is based on 55,038,137 shares of common stock outstanding as of July 31, 2019 together with securities exercisable or convertible into shares of common stock within 60 days of July 31, 2019, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of July 31, 2019, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Excludes 108,109 shares of Series A Preferred Stock and 200,000 options granted pursuant to the Issuer's 2017 Equity Incentive Plan. The Series A Shares are convertible into the greater of one share of Common Stock or a number of shares of Common Stock so that the Series A holders would hold 55% of the number of outstanding shares of Common Stock. The Series A Shares vote on an “as-converted” basis.

(4)

Includes 3,605,769 shares of Common Stock, 3,605,769 common shares underlying Series A Warrants and 901,442 common shares underlying Series B Warrants, which have been issued, assuming an exercise price of $0.624, or 14,999,999 Common Shares, 14,999,999 common shares underlying Series A Warrants, and 3,749,999 common shares underlying Series B Warrants, assuming a floor reset price of the Common Shares and a floor reset exercise price of the Warrants of $0.15 per share.  The Series A and Series B Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 4.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise.  The Series C Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise.  Anson Advisors Inc., and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)

Includes 3,605,769 shares of Common Stock, 3,605,769 common shares underlying Series A Warrants and 901,442 common shares underlying Series B Warrants, which have been issued, assuming an exercise price of $0.624, or 14,999,999 Common Shares, 14,999,999 common shares underlying Series A Warrants, and 3,749,999 common shares underlying Series B Warrants, assuming a floor reset price of the Common Shares and a floor reset exercise price of the Warrants of $0.15 per share. The Warrants do not allow for an exercise that would result in the beneficial ownership of greater than 9.99% of the outstanding common shares of the Company immediately after giving effect to the exercise. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On July 3, 2019, Leafbuyer Technologies, Inc., entered into a Securities Purchase Agreement (the "Purchase Agreement") with the Selling Stockholders, pursuant to which the Company agreed to issue and sell directly to the Selling Stockholders in a private offering, an aggregate of 7,211,538 Common Shares, par value $0.001 per share, at $0.624 per Share or a 20% discount to the closing price as of July 2, 2019, for gross proceeds of approximately $4,500,000 before deducting offering expenses. The Common Shares are subject to adjustment, with a reset floor price of $0.15 per share. The Common Shares were offered by the Company pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. The Company is obligated in accordance with the terms of a Registration Rights Agreement (the "Rights Agreement") to register the Common Shares and the shares of common stock underlying the warrants described below, within 90 days from the date of the Purchase Agreement.

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As additional consideration for the purchase of the Common Shares, the Company agreed to issue to the Investors Series A, Series B, and Series C Warrants (collectively, the "Warrants"). The Series A Warrants allow the Investors to purchase an aggregate of 7,211,538 shares of common stock, subject to adjustment, at any time until the five-year anniversary of the warrant. The Series B Warrants allow the Investors to purchase an aggregate of 1,802,884 shares of common stock, subject to adjustment, at any time until the one-year anniversary of the warrant. The Series A and Series B Warrants will initially be exercisable at a price of $0.624 per share (the "Exercise Price"), subject to adjustment; provided, however, on each of (i) the 3rd Trading Day following the effective date (the "Effective Date") of the Registration Statement filed by the Company (the “Interim True-Up Date”), and (ii) the 6th Trading Day following the Effective Date (the “Final True-Up Date”), the Exercise Price shall be reduced, and only reduced, to equal the lower of (1) the then Exercise Price and (2) 100% of the lowest VWAP during the 2 Trading Days prior to the Interim True-Up Date or 5 Trading Days prior to the Final True-Up Date, as applicable, immediately following the Effective Date, with a floor exercise price of $0.15. The Series C Warrants, which are considered pre-funded, allow each Investor to purchase an amount of shares equal to the sum of (a) any shares purchased by the Investor pursuant to the Purchase Agreement that would have resulted in the beneficial ownership of greater than 4.99% of the outstanding common shares of the Company, (b) on the 3rd Trading Day following the Effective Date, if 80% of the lowest VWAP during the 2 Trading Days immediately prior to such date (“Primary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Investor's Purchase Agreement purchase amount divided by the Primary Effective Date Price less any shares of Common Stock (i) issued at the Closing and (ii) issuable pursuant to clause (a) above, if any, and (c) on the 6th Trading Day following the Effective Date, if 80% of the lowest VWAP during the 5 Trading Days immediately prior to such date (“Secondary Effective Date Price”) is less than $0.624, then a number of shares of Common Stock equal to such Holder’s Subscription Amount at the Closing divided by the Secondary Effective Date Price less any shares of common stock (i) issued at the Closing, (ii) issuable pursuant to clause (a) above, if any, (iii) issuable pursuant to clause (b) above, if any. The Series C Warrants are exercisable at a price of $0.001 per share. If at any time after the six-month anniversary of the Warrants, there is not an effective registration statement registering the resale of the shares of common stock underlying the Warrants, then the Warrants may be exercised by means of a cashless exercise. The Series A and Series B Warrants do not allow for any exercise that would result in the beneficial ownership of greater than 4.99% (Anson) and 9.99% (Hudson) of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise. The Series C Warrants held by each of the Selling Stockholders do not allow for any exercise that would result in the beneficial ownership of greater than 9.99% of the number of shares of the Company's common stock outstanding immediately after giving effect to such exercise. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Related Person Transaction Policy

Our Board of Directors is responsible to approve all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

Director Independence

We currently use NASDAQ’s general definition for determining director independence, which states that “independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. None of our current directors meet this definition of independence.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Nevada Revised Statutes;

•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Articles of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov .

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. Such periodic reports, proxy statements and other information are also available for inspection and copying at our Company website. The address of our website is www.leafbuyer.com.

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July 31, 2019

LEAFBUYER TECHNOLOGIES, INC.

29,999,998 Shares of Common Stock

37,499,996 Shares of Common Stock Underling Warrants

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

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INDEX TO FINANCIAL STATEMENTS

Page Number
Leafbuyer Technologies, Inc. Interim Financial Statements – March 31, 2019
Condensed Consolidated Balance Sheets as of March 31, 2019 (unaudited) and June 30, 2018	F-2
Condensed Consolidated Statements of Operations (Unaudited) for the Three and Nine Months Ended March 31, 2019 and 2018	F-3
Consolidated Statement of Stockholders' Equity	F-4
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended March 31, 2019 and 2018	F-6
Notes to Financial Statements	F-7
Leafbuyer Technologies, Inc. Financial Statements-June 30, 2018
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of June 30, 2018 and 2017	F-19
Consolidated Statements of Operations for the Year Ended June 30, 2018, the transition period ended June 30, 2017, and the year ended December 31, 2016	F-20
Statements of Cash Flows for the Year Ended June 30, 2018, the transition period ended June 30, 2017 and the year ended December 31, 2016	F-21
Consolidated Statements of Stockholders’ Equity for the Year Ended June 30, 2017 and the Period Ended December 31, 2016	F-22
Notes to Financial Statements	F-23

F-1

LEAFBUYER TECHNOLOGIES INC.

UNAUDITED INTERIM CONDENSED CONSOLDIATED BALANCE SHEETS

(Unaudited)

	March 31, 2019	June 30, 2018
ASSETS

Current assets:
Cash and cash equivalents	$563,383	$375,938
Accounts receivable, net (allowance for doubtful accounts was $53,815 at March 31, 2019 and $6,617 at June 30, 2018)	58,318	8,279
Inventory	3,530	3,530
Prepaid expenses and other current assets	147,721	172,566
Total current assets	772,952	560,313
Noncurrent assets:
Intangible assets, net	3,215,250	-
Fixed assets, net	495	873
Total noncurrent assets	3,215,745	873
Total assets	$3,988,697	$561,186

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$194,498	$290,783
Accrued liabilities	459,086	66,087
Deferred revenue	221,715	156,530
Debt, current	1,640,197	805,684
Total current liabilities	2,515,496	1,319,084
Debt, long-term	110,145	-
Total liabilities	2,625,641	1,319,084

Commitments and contingencies (Note 7)	-	-

Equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 6,750,000 shares issued and outstanding for class A convertible preferred stock and 70,000 shares issued and outstanding for class B convertible preferred stock at March 31, 2019 and June 30, 2018, respectively	6,820	6,820
Common stock, $0.001 par value; 150,000,000 shares authorized; 47,147,804 shares issued and outstanding at March 31, 2019 and 42,661,228 shares issued and outstanding at June 30, 2018	47,148	42,661
Additional paid in capital	10,064,214	3,130,831
Accumulated deficit	(8,755,126)	(3,938,210)
Total equity (deficit)	1,363,056	(757,898)
Total liabilities and equity	$3,988,697	$561,186

See accompanying notes to condensed consolidated financial statements.

F-2

LEAFBUYER TECHNOLOGIES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018

Sales revenue	$489,320	$287,224	$1,296,550	$785,969
Cost of sales	-	-	-	-
Gross profit	489,320	287,224	1,296,550	785,969

Operating expenses:
Selling expenses	70,025	53,966	200,300	138,821
General and administrative	1,947,795	1,060,829	5,556,901	1,945,141
Total operating expenses	2,017,820	1,114,795	5,757,201	2,083,962

Loss from operations	(1,528,500)	(827,571)	(4,460,651)	(1,297,993)

Other income (expense):
Interest expense	(181,643)	(12,919)	(356,265)	(12,948)
Other income	-	-	-	-
Other income (expense), net	(181,643)	(12,919)	(356,265)	(12,948)

Income tax expense	-	-	-	-
Net loss	$(1,710,143)	$(840,490)	$(4,816,916)	$(1,310,941)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.02)	$(0.10)	$(0.03)

Weighted average common shares outstanding:
Basic and diluted	45,418,004	40,418,163	48,337,990	39,197,367

See accompanying notes to condensed consolidated financial statements

F-3

LEAFBUYER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock			Accumulated
	# of Shares	Amount	# of Shares	Amount	APIC	Deficit	Total
2019
Balance, June 30, 2018	6,820,000	$6,820	42,661,228	$42,661	$3,130,831	$(3,938,210)	$(757,898)

Issuance of common stock for exercise of options	-	-	86,000	86	21,414	-	21,500

Issuance of common stock in conversion of notes payable and accrued interest	-	-	123,324	123	119,800	-	119,923

Stock based compensation	-	-	-	-	598,076	-	598,076

Issuance of warrant in connection with convertible notes payable	-	-	-	-	85,724	-	85,724

Net loss for the three month's ended September 30, 2018	-	-	-	-	-	(1,428,903)	(1,428,903)

Balance, September 30, 2018	6,820,000	$6,820	42,870,552	$42,870	$3,955,845	$(5,367,113)	$(1,361,578)

Issuance of common stock for cash	-	-	1,116,738	1,117	1,043,883	-	1,045,000

Issuance of common stock for services	-	-	60,000	60	39,540	-	39,600

Issuance of common stock for exercise of options	-	-	92,947	93	23,144	-	23,237

Issuance of common stock for acquisition	-	-	2,666,667	2,667	2,557,333	-	2,560,000

Issuance of warrant in connection with convertible notes payable	-	-	-	-	171,447	-	171,447

Stock based compensation	-	-	-	-	597,293	-	597,293

Net loss for the three month's ended December 31, 2018	-	-	-	-	-	(1,677,870)	(1,677,870)

Balance, December 31, 2018	6,820,000	$6,820	46,806,904	$46,807	$8,388,485	$(7,044,983)	$1,397,129

Issuance of common stock for exercise of options	-	-	88,900	89	22,136	-	22,225

Issuance of common stock for services	-	-	2,000	2	958	-	960

Stock based compensation	-	-	-	-	573,507	-	573,507

Issuance of common stock for acquisition	-	-	250,000	250	239,750	-	240,000

Beneficial Conversion Feature of Notes Payable	-	-	-	-	839,378	-	839,378

Net loss for the three month's ended March 31, 2019	-	-	-	-	-	(1,710,143)	(1,710,143)

Balance, March 31, 2019	6,820,000	$6,820	47,147,804	$47,148	$10,064,214	$(8,755,126)	$1,363,056

See accompanying notes to condensed consolidated financial statements.

F-4

	Preferred Stock		Common Stock
	# of Shares	Amount	# of Shares	Amount	APIC	Deficit	Total
2018
Balance, June 30, 2017	7,000,000	$7,000	38,000,663	$38,000	$1,010,000	$(958,535)	$96,465

Issuance of common stock for cash	-	-	380,000	380	(380)	-	-

Stock based compensation	-	-	-	-	120,000	-	120,000

Net loss for the three month's ended September 30, 2017	-	-	-	-	-	(229,814)	(229,814)

Balance, September 30, 2017	7,000,000	$7,000	38,380,663	$38,380	$1,129,620	$(1,188,349)	$(13,349)

Net loss for the three month's ended December 31, 2017	-	-	-	-	-	(240,636)	(240,636)

Balance, December 31, 2017	7,000,000	$7,000	38,380,663	$38,380	$1,129,620	$(1,428,985)	$(253,985)

Issuance of common stock for cash	-	-	240,000	240	119,760	-	120,000

Issuance of common stock for exercise of options	-	-	8,000	8	1,992	-	2,000

Stock based compensation	-	-	-	-	119,133	-	119,133

Issuance of common stock in conversion of preferred stock	(90,000)	(90)	1,440,000	1,440	(1,350)	-	-

Issuance of common stock for services			137,000	137	280,713	-	280,850

Net loss for the three month's ended March 31, 2018	-	-	-	-	-	(840,490)	(840,490)

Balance, March 31, 2018	6,910,000	$6,910	40,205,663	$40,205	$1,649,868	$(2,269,475)	$(572,492)

See accompanying notes to condensed consolidated financial statements.

F-5

LEAFBUYER TECHNOLOGIES INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(4,816,916)	$(1,310,941)
Adjustments to reconcile net income to net cash (used in)
provided by operating activities:
Stock compensation expense	1,768,876	239,133
Stock issued for services	40,560	280,850
Amortization of note payable discount	281,130	-
Depreciation and amortization expense	234,369	214
Changes in assets and liabilities:
Accounts receivable	(50,039)	(9,538)
Inventory	-	(3,652)
Prepaid expenses and other	24,845	(187,547)
Accounts payable	(96,285)	-
Accrued liabilities	258,184	109,791
Net cash used in operating activities	(2,355,276)	(881,690)

Cash flows from investing activities:
Software acquisition	(449,241)	-
Net cash provided by (used in) investing activities	(449,241)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	1,111,962	122,000
Proceeds from issuance of debt	2,100,000	790,603
Repayment of debt	(220,000)	-
Net cash provided by financing activities	2,991,962	912,603

Net change in cash and cash equivalents	187,445	30,913
Cash and cash equivalents, beginning of period	375,938	164,680
Cash and cash equivalents, end of period	$563,383	$195,593

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-
Supplemental information for non-cash investing and financing activities:
Conversion of debt and interest plus issuance of warrants	$377,094	$-
Software acquisition	$2,800,000	$-

 See accompanying notes to condensed consolidated financial statements.

F-6

LEAFBUYER TECHNOLOGIES INC.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Description of Business

Formation of the Company

On March 23, 2017, AP Event Inc. (“AP” or the “Registrant”) consummated an Agreement and Plan of Merger (the “Merger Agreement”) with LB Media Group, LLC, a Colorado limited liability Company (“LB Media”), August Petrov (the principal stockholder of AP), and LB Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of AP (“Acquisition”) whereby Acquisition was merged with and into LB Media (the “Merger”). (See Note 3).

As a result of the Merger, LB Media became a wholly-owned subsidiary of the Registrant, and immediately following the consummation of the Merger and giving effect to the securities sold in the Offering, the members of LB Media beneficially owned approximately fifty-five percent (55%) of the issued and outstanding Common Stock of the Registrant. The Merger Agreement contains customary representations, warranties, and covenants of the Registrant and LB Media for like transactions.

As a result of the reorganization and name change discussed later, Leafbuyer Technologies, Inc. (“Leafbuyer”) became the publicly quoted parent holding company with LB Media becoming a wholly-owned subsidiary of Leafbuyer. Upon consummation of the Agreement, Leafbuyer common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Leafbuyer is the successor issuer to AP.

AP was established under the corporation laws in the State of Nevada on October 16, 2014. On March 24, 2017, the Registrant changed its name to Leafbuyer Technologies, Inc.

All references herein to “us,” “we,” “our,” “Leafbuyer,” or the “Company” refer to Leafbuyer Technologies, Inc. and its subsidiary, LB Media.

Description of Business

We are focused on providing valuable information for the savvy cannabis consumer looking to make a purchase via deals and a dispensary database. We connect consumers with dispensaries by working alongside businesses to showcase their unique products and build a network of loyal patrons. Our national network of cannabis deals and information reaches millions of consumers monthly.

LB Media was founded in 2012 by a group of technology and industry veterans and provides online resources for cannabis deals and specials. Our headquarters is located in Greenwood Village, Colorado.

F-7

Basis of Presentation

The accompanying condensed consolidated balance sheet as of March 31, 2019, has been derived from audited financial statements. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements being audited and in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. All intercompany transactions have been eliminated in consolidation. Operating results and cash flows for interim periods are not necessarily indicative of results that can be expected for the entire year. The information included in this report should be read in conjunction with our audited financial statements and notes thereto.

Going Concern

As shown in the accompanying condensed consolidated financial statements, we had equity of approximately $1,363,056 and a working capital deficit of $1,742,544 as of March 31, 2019. We reported a net loss of $4,816,916 for the nine months ended March 31, 2019, and we anticipate further losses in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement our business plan and generate additional revenues provide opportunity for the Company to continue as a going concern. While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, LB Media. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing these condensed consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Examples of estimates include loss contingencies; useful lives of our tangible and intangible assets; allowances for doubtful accounts; and stock-based compensation forfeiture rates. Examples of assumptions include: the elements comprising a software arrangement, including the distinction between upgrades or enhancements and new products; when technological feasibility is achieved for our products; the potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

F-8

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company has no assets or liabilities valued at fair value on a recurring basis.

Revenue Recognition

Topic ASC 606 is effective as of the annual reporting period beginning after December 15, 2017 using either of two methods: (1) retrospective application of Topic ASC 606 to each prior reporting period presented with the option to elect certain practical expedients as defined within Topic ASC 606 or (2) retrospective application of Topic ASC 606 with the cumulative effect of initially applying Topic ASC 606 recognized at the date of initial application and providing certain additional disclosures as defined per Topic ASC 606. We adopted Topic ASC 606 pursuant to the method (2) and we determined that any cumulative effect for the initial application did not require an adjustment to retained earnings at July 1, 2018.

For revenue recognition arrangements that we determine are within the scope of Topic ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we evaluate the goods or services promised within each contract related performance obligation and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We recognize revenue upon completion of our performance obligations or expiration of the contractual time to use services such as bulk texting.

Cash and Cash Equivalents

For purposes of the condensed consolidated statements of cash flows, cash and cash equivalents includes demand deposits, time deposits, certificates of deposit and short-term liquid investments with original maturities of three months or less when purchased. As of March 31, 2019 and June 30, 2018, the Company did not hold any cash equivalents. The Federal Deposit Insurance Corporation provides coverage for all accounts of up to $250,000.

Accounts Receivable, Net

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. These allowances together reflect the Company’s estimate of potential losses inherent in accounts receivable balances, based on historical loss and known factors impacting its customers. Management has determined that an allowance is required at March 31, 2019 and June 30, 2018 of $53,815 and $6,617, respectively. The Company does not accrue interest on past due receivables.

F-9

Inventory

Inventory consists of merchandise and is stated at the lower of cost, determined by last-in, first-out method or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors. At March 31, 2019 and June 30, 2018, the Company had $3,530 and $3,530 of inventory, respectively. A write-off is recorded for any inventory deemed excessive or obsolete. No write off was necessary at March 31, 2019 and at June 30, 2018.

Internal Use Software

Software development costs associated with internal use software are incurred in three stages of development: the preliminary project stage, the application development stage, and the post-implementation stage. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred. Certain internal and external qualifying costs incurred during the application development stage are capitalized as property and equipment. Internal use software is amortized on a straight-line basis over its estimated useful life of seven years, beginning when the software is ready for its intended use.

During the nine months ended March 31, 2019, the Company capitalized approximately $3.4 million of software acquisition costs. Amortization expense related to internal use software totaled $233,991 during the nine months ended March 31, 2019.

Identified Intangible Assets

The Company reviews identified intangible assets and long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. As of March 31, 2019 and June 30, 2018, there were no impairments of intangible assets.

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense over the requisite service period on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

See Note 9 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50 Equity-Based Payments to Non-Employees . Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

F-10

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. As of March 31, 2019, the Company had approximately $7,652,000 of net operating loss carry forward that was unrecognized tax benefits.

Under Internal Revenue Code 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change”. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. There are no material uncertain tax positions at March 31, 2019.

On December 22, 2017, the U.S. government enacted the Tax Act, which made significant changes to the Internal Revenue Code of 1986, as amended, including, but not limited to, reducing the U.S. corporate statutory tax rate and the net operating loss incurred after December 31, 2017 can be carried forward indefinitely and the two-year net operating loss carried back was eliminated. We continue to evaluate the impact of the Tax Act.

New Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases.” The amendments in ASU 2018-10 clarify, correct or remove inconsistencies in the guidance provided under ASU 2016-02 related to sixteen specific issues identified. Also in July 2018, the FASB issued ASU No. 2018-11 “Leases (Topic 842): Targeted Improvement” which now allows entities the option of recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The effective date and transition requirements for these two ASUs are the same as the effective date and transition requirements as ASU 2016-02. The standard will be effective for the Company for the quarter ended September 30, 2019.

F-11

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for the Company in the first quarter of 2020. The adoption of this standard does not have a material impact on the condensed consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The standard will be effective in the first quarter of fiscal year 2019, although early adoption is permitted. The adoption of this standard does not have a material impact on the condensed consolidated financial statements.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company's present or future condensed consolidated financial statements.

Note 3 — Recapitalization and Preferred Shares

On March 23, 2017, we completed the Merger Agreement with AP. The impact to equity of the Merger Agreement includes a) the issuance of 2,351,355 new pre-split shares of the Company’s common stock; b) the issuance of 324,327 new pre-split shares of the Company’s Series A Convertible Preferred Stock; c) the retirement of 5,000,000 shares of the Company’s pre-split common stock; and d) removing the Company’s accumulated deficit and adjusting equity for the recapitalization. Simultaneously with the Merger, the Company accepted subscriptions in a private placement offering of 476,092 new pre-split shares of the Company’s common stock in the amount of $600,000 as well as 27,027 new pre-split shares of the Company’s Series B Convertible Preferred Stock in the amount of $250,000. These shares are considered to be outstanding beginning January 1, 2015. However, as the cash to purchase these shares was received in 2017, we have recorded the cash received in connection with these shares in additional paid-in capital during 2017.

Series A Convertible Preferred Stock was originally convertible into 3,000,000 common shares based on the total outstanding equity as of March 23, 2017. As of March 31, 2019, the Series A Convertible Preferred Stock would be convertible into approximately 10,660,000 common shares, based on 47,747,804 common shares outstanding as of March 31, 2019. The Series B Convertible Preferred Stock is convertible into 1,120,000 common shares.

Note 4 — Intangible Assets

Intangible assets consist of the following:

	March 31, 2019	March 31, 2018

Loyalty software	$3,449,241	-
Less accumulated amortization	(233,991)	-
Intangible assets, net	$3,215,250	$-

On November 6, 2018, the Company acquired an identified intangible asset (“Loyalty Software”) through a Stock Purchase Agreement, where the Company acquired all the issued and outstanding capital stock of Greenlight Technologies, Inc. (“GTI”) from its shareholders. At the time of the transaction, there were no employees working for GTI, no systems and no assets, other than the Loyalty Software. GTI’s legal entity will be dissolved in the transition and the Loyalty Software will be assumed by the Company. Management determined that the purchase of GTI did not constitute a business purchase and recorded the transaction as a purchase of software. The consideration for the Loyalty Software was 2,666,667 shares of common stock, par value $0.001 per share and cash of approximately $450,000. Total value of the Loyalty Software was estimated at approximately $3,010,000. The additional consideration for future developments will be evaluated and considered enhancements which will either be capitalized to the software or expensed as research and development costs. The additional Incentive Shares is approximately $1,152,000. During the period ended March 31, 2019 the Company capitalized approximately $360,100 of software enhancements.

F-12

GTI provides cannabis consumers real-time mobile ordering and loyalty rewards through an internally developed application that integrates with the local dispensary’s point of sale system. The Company plans to fully integrate this technology into the current platform and create an “Ultimate Bundle” of services for the cannabis industry. The current revenues of GTI are minimal, and the Company expects higher sales in the California market as the system is fully integrated.

Note 5 — Capital Stock and Equity Transactions

The Company has 150,000,000 shares of common stock authorized with a par value of $0.001 per share as of March 31, 2019. In addition, the Company has 10,000,000 preferred stock authorized with a par value of $0.001 per share as of March 31, 2019.

On April 19, 2018, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“Investor”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC, whereby the Company sold and the Investor purchased 869,565 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the purchase price of One Million Dollars ($1,000,000), Additionally, under the SEDA the Company may sell to the Investor up to $5 million of shares of Common Stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to the Investor at a discount to market of 8% of the lowest daily volume weighted average price during the relevant pricing period. The Company is obligated to register the Initial Shares, the Commitment Shares (as defined below), and the shares of Common Stock issuable under the SEDA pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

The Company is not obligated to utilize any portion of the SEDA and there are no minimum commitments or minimum use penalties provided the Company does not terminate the SEDA within 18 months wherein the Company would be required to pay a termination fee of $100,000. The Company issued One Hundred Thousand (100,000) shares of Common Stock as a commitment fee (the “Commitment Shares”) to an affiliate of the Investor. The total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the market price for the Company’s common stock and the number of shares actually sold.

The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, the Investor is prohibited from engaging in any short selling or hedging transactions related to the Common Stock.

In connection with the SEDA, the Company engaged Garden State Securities, Inc. (“GSS”) as its exclusive selling/placement agent. In connection with the transactions set forth in the SEDA, GSS shall receive a fee equal to 10% of the purchase price of the Initial Shares in cash plus warrants to purchase 86,957 shares of Common Stock at an exercise price of $1.15 per share, expiring in five years. GSS will also receive a cash fee equal to 5% of the amount paid by the Investor for each Advance under the SEDA.

On October 9, 2018, the Company used the SEDA to receive $400,000. The Company issued 274,292 common shares for a per share price of the issuance of approximately $1.46 per common share.

On October 22, 2018, the Company used the SEDA to receive $300,000. The Company issued 300,000 common shares for a per share price of the issuance of approximately $1.00 per common share.

Merger Agreement

All shares issued in accordance with the Merger Agreement are considered to be outstanding beginning January 1, 2015 as these shares relate to the change in capital structure. Furthermore, 5,000,000 pre-split shares of common stock were retired in accordance with the Merger Agreement. In connection with the Merger Agreement, the Company made distributions totaling $600,000 to officers of the Company. Both Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have rights to dividends when declared; however, there is no stated dividend rate and no such dividends have yet been declared by the Company. We evaluated the convertible preferred stock agreements for derivatives and determined that they do not qualify for derivative treatment for financial reporting purposes. We also determined this does not qualify as a beneficial conversion feature. Accordingly, the balances have been reported at the carrying amounts.

F-13

On March 24, 2017, the Company effected a forward split such that 9.25 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the forward split. Immediately following the forward split, there were 38,000,663 shares of post-split common stock, 3,000,000 shares of post-split Series A Convertible Preferred Stock, and 250,000 shares of post-split Series B Convertible Preferred Stock outstanding. The par value of all classes of shares remained at $0.001 per share after the forward split. In March of 2017, an additional 3,750,000 shares of post-split Series A Convertible Preferred Stock were purchased from the Company. All references to shares herein refer to post-split shares, unless otherwise noted.

Issuance of Common Stock

During the year ended June 30, 2018, the Company accepted subscriptions for the issuance of 1,589,565 shares of Common Stock for total subscriptions of $1,020,000 in cash.

During the year ended June 30, 2018, the Company issued 54,000 shares of Common Stock for the exercise of options and $13,500 cash. The Company also received notice from a Preferred Stock Series B stockholder to convert 180,000 shares of preferred stock into 2,880,000 shares of Common Stock.

During the year ended June 30, 2018, the Company issued 137,000 shares of Common Stock to vendors for services rendered. These shares were valued at fair market value of $280,850 and expensed in the accompanying Condensed Consolidated Statements of Operations.

During February 2018, the Company entered into two promissory notes with an investor of the Company in the amount of $28,000 and $84,000 in exchange for $25,000 and $75,000, respectively. Each of the notes have an original issue discount of $3,000 and $9,000, respectively that is being amortized to interest expense over the term of the notes. The principle and interest were converted into common stock during the quarter. The Company issued 123,324 shares of Common Stock in full satisfaction of the note on September 24, 2018.

During the nine months ended March 31, 2019, the Company issued 267,847 shares of Common Stock to employees and consultants related to the exercise of stock options. The Company received $66,962 for the issuance of these shares.

During the nine months ended March 31, 2019, the Company accepted subscriptions for the issuance of 1,116,738 shares of Common Stock for total subscriptions of $1,045,000 in cash.

During the nine months ended March 31, 2019, the Company issued 62,000 shares of Common Stock to vendors for services rendered. These shares were valued at fair market value of $40,560 and expensed in the accompanying Condensed Consolidated Statements of Operations.

Note 6 — Debt

The Company follows beneficial conversion feature guidance in ASC 470-20, which applies to convertible stock as well as convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the expense must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

F-14

On September 28, 2017, the Company entered into a promissory note with an investor of the Company in the amount of $200,000. The note bears no interest and was payable in full on September 30, 2018. In addition, on December 20, 2017, the Company entered into a promissory note with the same investor of the Company in the amount of $150,000. During January 2018, the Company entered into a note with an investor of the Company in the amount of $224,000 in exchange for $200,000. As of December 31, 2018, the discount was fully amortized. The notes bear interest at 12% and were payable in full in July 2018. As of March 31, 2019, the amounts were fully repaid to the investor.

During February 2018, the Company entered into two promissory notes with an investor of the Company in the amount of $28,000 and $84,000 in exchange for $25,000 and $75,000, respectively. Each of the notes have an original issue discount of $3,000 and $9,000, respectively that was amortized to interest expense over the term of the notes. The principle and interest were converted into common stock during the quarter. The Company issued 123,324 shares of Common Stock in full satisfaction of the notes.

During February 2018, the Company issued a promissory note in favor of an investor of the Company in the amount of $150,000 in exchange for $132,000 cash. The note has an original issue discount of $18,000 that is being amortized to interest expense over the term of the note. As of March 31, 2019, the loan maturity date was extended to August 8, 2019, the discount is fully amortized and total unpaid principal and interest is approximately $170,564, accruing at 12%. Subsequent to March 31, 2019, the investor agreed to accept 245,207 shares of common stock for accrued interest and principal.

On September 21, 2018, the Company entered into a promissory note with an investor of the Company with a face value of $440,000 in exchange for $400,000 cash payment (“the Convertible Note”), the discount of the Convertible Note will be amortized over the life of the Convertible Note and have an interest rate of 10%. The Convertible Note has a twelve-month term with no payment required for the initial six months; after six months, the Company will repay the investors interest and principle in six equal installments. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of $0.70 per common share after the six months. If the Company defaults on the Convertible Note, the interest is increased to 12% and at the investors’ option, the principle and interest can be converted into the Company's common stock at a 20% discount to the then current market. In addition, the Company issued five-year warrants to purchase up to 200,000 common shares of the Company’s common stock at a price of $0.75 per share. The cash for this Convertible Note was received prior to September 30, 2018. As of April 15, 2019, the investor has agreed to extend the Convertible Note for six months to September 2019.

On September 21, 2018, the Company entered several promissory notes with various investors of the Company with a face value of $880,000 in exchange for $800,000 cash payment (“the Notes”), the discount of the Notes will be amortized over the life of the Note and have an interest rate of 10%. The Notes have a twelve-month term with no payment required for the initial six months; after six months, the Company will repay the investors interest and principle in six equal installments. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of $0.70 per common share after the six months. If the Company defaults on the Notes, the interest is increased to 12% and at the investors’ option, the principle and interest can be converted into the Company's common stock at a 20% discount to the then current market price. In addition, the Company issued five-year warrants to purchase up to 400,000 of the Company’s common shares at a price of $0.75 per share. The cash for these Notes was received prior to September 30, 2018. One investor has agreed to extend the Convertible Note of $220,000 to September 2019, while the other investors have agreed to convert notes with a face value of $660,000 and accrued interest into 987,641 share of the Company’s common stock.

During the three month’s ended March 31, 2019, the Company entered into several promissory notes with various investors of the Company with a face value of $960,000 in exchange for a total of $900,000 cash payments (“the Notes”). The notes have a beneficial conversion feature valued at $839,378, which is recorded as a discount. The total discount on the Notes will be amortized over the life of the Notes and recorded as interest expense. The notes and have an interest rate of 7% and have an eighteen-month term with no payment required for the initial six months; after six months, the Company will repay the investors interest and principle in twelve equal installments. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of $0.75 per common share at any time after the Original Issue Date. If the Company defaults on the Notes, the interest is increased to 15% and at the investors’ option, the principle and interest can be converted into the Company common stock at a 20% discount to the then current market price. Subsequent to March 31, 2019, the Company entered into an additional note with a face value of $233,334 under similar terms as above.

F-15

Note 7 — Commitments and Contingencies

The Company leases office space. Future minimum lease payments are as follows:

June 30, 2019, remaining	$30,432
June 30, 2020	$171,727
June 30, 2021	$125,419
June 30, 2022	$70,842

The Company does not have a concentration of revenues from any individual customer (less than 10%).

To the best of the Company’s knowledge and belief, no legal proceedings of merit are currently pending or threatened against the Company.

Note 8 — Earnings or Loss per Share

Basic earnings or loss per share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised. We have prepared the calculation of earnings or loss per share using the weighted-average number of common shares of the Company that were outstanding during the three and nine months ended March 31, 2019 and 2018.

Dilutive instruments had no effect on the calculation of earnings or loss per share during the three and nine months ended March 31, 2019 and 2018.

Note 9 — Stock Based Compensation

The equity incentive plan of the Company was established in February of 2017. The Board of Directors of the Company may from time to time, in its discretion grant to directors, officers, consultants and employees of the Company, non-transferable options to purchase common shares, provided that the number of options issued do not exceed 10,000,000. The options are exercisable for a period of up to 10 years from the date of the grant. The number of options to purchase common shares was increased from 5,000,000 to 10,000,000 through a consent of stockholders to amend and restate the equity incentive plan.

F-16

The following table reflects the continuity of stock options for the nine months ended March 31, 2019:

A summary of stock option activity is as follows:

March 31, 2019

Number of options outstanding:
Beginning of year	4,145,735
Granted	1,698,239
Exercised, converted	(267,847)
Forfeited / exchanged / modification	(138,535)

End of period	5,437,592

Number of options exercisable at end of period	763,453
Number of options available for grant at end of period	4,562,408

Weighted average option prices per share:
Granted during the period	$0.66
Exercised during the period	$0.25
Terminated during the period	$1.19
Outstanding at end of period	$0.25
Exercisable at end of period	$0.25

The average fair value of stock options granted was estimated to be $0.61 per share for the period ended March 31, 2019. This estimate was made using the Black-Scholes option pricing model and the following weighted average assumptions:

2019

Expected option life (years)	3 - 5
Expected stock price volatility	147%-170%
Expected dividend yield	—%
Risk-free interest rate	2.35-3.01%

Stock-based compensation expense attributable to stock options was approximately $1,768,876 for the nine-month period ended March 31, 2019. As of March 31, 2019, there was approximately $4,050,975 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3 years.

Note 10 — Subsequent Events

The Company has evaluated subsequent events through May 14, 2019 and has not identified any items requiring additional disclosure.

F-17

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Leafbuyer Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leafbuyer Technologies, Inc. and its subsidiary (the "Company") as of June 30, 2018, June 30, 2017, and December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended June 30, 2018, the six month transition period ended June 30, 2017, and the year ended December 31, 2016, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, June 30, 2017, and December 31, 2016, and the results of its operations and its cash flows for the years and period then ended, in conformity with accounting principles generally accepted in the United States.

Going concern uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred recurring losses from operations, and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2017.

Lakewood, Colorado

September 28, 2018

F-18

LEAFBUYER TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$375,938	$164,680
Accounts receivable, Net	8,279	-
Inventory	3,530	-
Prepaid expenses and other current assets	172,566	30,867
Total current assets	560,313	195,547
Noncurrent assets:
Fixed assets, net	873	1,500
Total assets	$561,186	$197,047

LIABILITIES AND EQUITY
Current liabilities:
Accounts Payable	$290,783	$-
Accrued liabilities	66,087	45,049
Deferred revenue	156,530	55,533
Debt, current	805,684	-
Total current liabilities	1,319,084	100,582
Total liabilities	1,319,084	100,582

Commitments and contingencies (Note 6)	-	-

Equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 6,750,000 and 6,750,000 shares issued and outstanding for class A convertible preferred stock and 70,000 and 250,000 shares issued and outstanding for class B convertible preferred stock at June 30, 2018 and June 30, 2017, respectively	6,820	7,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 42,661,228 shares issued and outstanding at June 30, 2018 and 38,000,663 shares issued and outstanding at June 30, 2017	42,661	38,000
Additional paid in capital	3,130,831	1,010,000
Accumulated deficit	(3,938,210)	(958,535)
Total equity (deficit)	(757,898)	96,465
Total liabilities and equity	$561,186	$197,047

See accompanying notes to consolidated financial statements.

F-19

LEAFBUYER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Transition Period Ended	Year Ended
	June 30, 2018	June 30, 2017	December 31, 2016

Sales revenue	$1,128,245	$466,267	$704,832
Cost of sales	-	-	-
Gross profit	1,128,245	466,267	704,832

Operating expenses:
Selling expenses	206,831	450	-
General and administrative	3,870,548	806,332	693,606
Total operating expenses	4,077,379	806,782	693,606

(Loss) income from operations	(2,949,134)	(340,515)	11,226

Income (expense):
Interest expense	(35,541)	(220)	-
Other income	5,000	-	1,438
Other income (expense), net	(30,541)	(220)	1,438
Income tax expense	-	-	-

Net (loss) income	$(2,979,675)	$(340,735)	$12,664

Net loss per common share:
Basic and diluted	$(0.07)	$(0.01)	$0.00
Weighted average common shares outstanding:
Basic and diluted	39,905,933	32,570,967	26,160,000

See accompanying notes to consolidated financial statements.

F-20

LEAFBUYER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Transition Period Ended	Year Ended
	June 30, 2018	June 30, 2017	December 31, 2016
Cash flows from operating activities:
Net (loss) income	$(2,979,675)	$(340,735)	$12,664
Adjustments to reconcile net income to net cash used in operating activities
Stock based compensation	810,962	-	-
Stock issued for services	280,850	-	-
Depreciation	627	-	-
Changes in assets and liabilities:
Accounts receivable	(8,279)	-	-
Inventory	(3,530)	-	-
Prepaid expenses and other	(141,699)	(15,952)	5
Accounts payable and accrued liabilities	311,821	4,856	45,929
Other assets and liabilities, net	100,997	-	-
Net cash (used in) provided by operating activities	(1,627,926)	(351,831)	58,598

Cash flows from investing activities:
Acquisition of office equipment	-	(1,500)	-
Net cash used in investing activities	-	(1,500)	-

Cash flows from financing activities:
Proceeds from issuance of stock	1,033,500	1,055,000	-
Proceeds from issuance of debts	805,684	-	-
Distributions	-	(600,000)	(18,301)
Net cash provided by (used in) financing activities	1,839,184	455,000	(18,301)

Net change in cash and cash equivalents	211,258	101,669	40,297
Cash and cash equivalents, beginning of period	164,680	63,011	22,714
Cash and cash equivalents, end of period	$375,938	$164,680	$63,011
Cash paid for interests	-	-	-
Cash paid for income taxes	-	-	-
Supplemental information for non-cash investing and financing activities:
Conversion of preferred stock	$2,880	$-	$-

See accompanying notes to consolidated financial statements.

F-21

LEAFBUYER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Preferred Stock		Common Stock
	# of Shares	Amount	# of Shares	Amount	APIC	Acc Deficit	Total

Balance at December 31, 2015*	3,250,000	$3,250	26,160,000	$26,160	$(29,410)	$(12,164)	$(12,164)

Net income for the year ended December 31, 2016	-	-	-	-	-	12,664	12,664

Distributions	-	-	-	-	-	(18,300)	(18,300)

Balance, December 31, 2016	3,250,000	$3,250	26,160,000	$26,160	$(29,410)	$(17,800)	$(17,800)

LB Media, LLC activity, period ended March 22, 2017:
Net loss	-	-	-	-	-	(108,355)	(108,355)

Impact of Merger Agreement:
Shares acquired in connection with Merger Agreement	-	-	58,090,663	58,090	(58,090)	-	-

Retirement of shares to complete Merger Agreement	-	-	(46,250,000)	(46,250)	46,250	-	-

Shares issued in connection with Merger Agreement	-	-	-	-	850,000	-	850,000

Distributions	-	-	-	-	-	(600,000)	(600,000)

Stock subscriptions	3,750,000	3,750	-	-	201,250	-	205,000

Consolidated net loss from March 23 through June 30, 2017	-	-	-	-	-	(232,380)	(232,380)

Balance, June 30, 2017	7,000,000	$7,000	38,000,663	$38,000	$1,010,000	$(958,535)	$96,465

Issuance of common stock for cash	-	-	1,589,565	1,590	1,018,410	-	1,020,000

Issuance of common stock for exercise of options	-	-	54,000	54	13,446	-	13,500

Stock based compensation	-	-	-	-	810,962	-	810,962

Issuance of common stock in conversion of preferred stock	(180,000)	(180)	2,880,000	2,880	(2,700)	-	-

Issuance of common stock for services			137,000	137	280,713	-	280,850

Net loss	-	-	-	-	-	(2,979,675)	(2,979,675)

Balance, June 30, 2018	6,820,000	$6,820	42,661,228	$42,661	$3,130,831	$(3,938,210)	$(757,898)

See accompanying notes to consolidated financial statements.

*Prior to March 24, 2017 the Company was in the form of an LLC with only members' equity, the share information has been retroactively presented.  See Note 3 of the accompanying footnotes for information on the recapitalization.

F-22

LEAFBUYER TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements

Note 1 — Description of Business

Formation of the Company

On March 23, 2017, AP Event Inc. (“AP” or the “Registrant”) consummated an Agreement and Plan of Merger (the “Merger Agreement”) with LB Media Group, LLC, a Colorado limited liability Company (“LB Media”), August Petrov (the principal stockholder of AP), and LB Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of AP (“Acquisition”) whereby Acquisition was merged with and into LB Media (the “Merger”). (See Note 3)

As a result of the Merger, LB Media became a wholly-owned subsidiary of the Registrant, and immediately following the consummation of the Merger and giving effect to the securities sold in the Offering, the members of LB Media beneficially owned approximately fifty-five percent (55%) of the issued and outstanding Common Stock of the Registrant. The Merger Agreement contains customary representations, warranties, and covenants of the Registrant and LB Media for like transactions.

As a result of the reorganization and name change discussed later, Leafbuyer Technologies, Inc. (“Leafbuyer”) became the publicly quoted parent holding company with LB Media becoming a wholly-owned subsidiary of Leafbuyer. Upon consummation of the Agreement, Leafbuyer common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Leafbuyer is the successor issuer to AP.

AP was established under the corporation laws in the State of Nevada on October 16, 2014. On March 24, 2017, the Registrant changed its name to Leafbuyer Technologies, Inc.

All references herein to “us,” “we,” “our,” “Leafbuyer,” or the “Company” refer to Leafbuyer Technologies, Inc. and its subsidiary, LB Media.

Description of Business

We are focused on providing valuable information for the savvy cannabis consumer looking to make a purchase via deals and a dispensary database. We connect consumers with dispensaries by working alongside businesses to showcase their unique products and build a network of loyal patrons. Our national network of cannabis deals and information reaches millions of consumers monthly.

LB Media was founded in 2012 by a group of technology and industry veterans and provides online resources for cannabis deals and specials. Our headquarters is located in Greenwood Village, Colorado.

F-23

Basis of Presentation

As a result of the Merger Agreement, LB Media is considered to be the “accounting acquirer” and, accordingly, is treated as the predecessor company. The consolidated financial statements include the results of operations and financial position of LB Media for all periods, and the results of operations and financial position of Leafbuyer as of and for the fiscal year ended June 30, 2018 and for the transition period as of and for the six months ended June 30, 2017 (“Transition Period”).

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.

Going Concern

As shown in the accompanying financial statements, we had an equity balance of ($757,898) and a working capital balance of ($758,771) as of June 30, 2018. We reported a net loss of $2,979,675 for the year ended June 30, 2018, and we anticipate further losses in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and / or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement our business plan of expansion of products, geographical locations we sell our services and deeper market penetration will generate additional revenues and eventually positive cash flow and provide opportunity for the Company to continue as a going concern. While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

Note 2 — Summary of Significant Accounting Policies

Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, LB Media. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing these consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value, and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

F-24

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company has no assets or liabilities valued at fair value on a recurring basis.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification ("ASC") Topic 605, "Revenue Recognition." We record revenue when persuasive evidence of an arrangement exists, services have been rendered, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. In the normal course of business, we receive payments from our customers which include payments for both current and future services. We do not recognize payment for future services in current income; rather, we record the amounts of those payments as deferred revenue in the current period and recognize the appropriate amounts in income in future periods as applicable. No costs are recorded to cost of sales as we are unable to directly allocate any costs of our revenue.

Topic 606 is effective as of the annual reporting period beginning after December 15, 2017 using either of two methods: (1) retrospective application of Topic 606 to each prior reporting period presented with the option to elect certain practical expedients as defined within Topic 606 or (2) retrospective application of Topic 606 with the cumulative effect of initially applying Topic 606 recognized at the date of initial application and providing certain additional disclosures as defined per Topic 606. We adopted Topic 606 pursuant to the method (2) and we determined that any cumulative effect for the initial application did not require an adjustment to retained earnings at July 1, 2017.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash includes demand deposits, time deposits, certificates of deposit, and short-term liquid investments with original maturities of three months or less when purchased. As of June 30, 2018 and 2017, the Company did not hold any cash equivalents. The Federal Deposit Insurance Corporation provides coverage for all accounts of up to $250,000. As of June 30, 2018 and 2017, none of the Company’s cash was in excess of federally insured limits.

Accounts Receivable, Net

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. These allowances together reflect the Company's estimate of potential losses inherent in accounts receivable balances, based on historical loss and known factors impacting its customers. Management has determined that there is a $6,617 allowance required for the year ended June 30, 2018, and no allowance required for the six months ended June 30, 2017 or for the year ended December 31, 2016. The Company does not accrue interest on past due receivables.

Inventory

Inventory consists of merchandise and is stated at the lower of cost, determined by last-in, first-out method or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors. At June 30, 2018 and 2017, the Company had $3,530 and $0 of inventory, respectively. A reserve is recorded for any inventory deemed excessive or obsolete. No reserve is considered necessary at June 30, 2018 and 2017.

F-25

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, we recognize expense over the requisite service period on an accelerated basis over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

See Note 9 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50 Equity-Based Payments to Non-Employees . Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized. As of June 30, 2018, the Company had approximately $4,264,000 of net operating loss carry forward that was unrecognized tax benefits.

Under Internal Revenue Code 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change”. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. There are no material uncertain tax positions at June 30, 2018.

F-26

On December 22, 2017, the U.S. government enacted the Tax Act, which made significant changes to the Internal Revenue Code of 1986, as amended, including, but not limited to, reducing the U.S. corporate statutory tax rate and the net operating loss incurred after December 31, 2017 can be carried forward indefinitely and the two year net operating loss carried back was eliminated. We continue to evaluate the impact of the Tax Act.

Recently Issued Accounting Pronouncements

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606) (ASU 2016-12). ASU 2016-12 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications. This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. There is no material impact of the adoption of this ASU on our consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued authoritative guidance which changes financial reporting as it relates to leasing transactions. Under the new guidance, lessees will be required to recognize a lease liability, measured on a discounted basis; and a right-of-use asset, for the lease term. The new guidance is effective for annual and interim periods beginning after December 15, 2018. Early application is permitted for all entities upon issuance. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is in the process of evaluating the impact of adoption of this guidance on its financial statements.

In June 2018, the FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting (Topic 718)” that expands the scope to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements to nonemployee awards except for certain exemptions specified in the amendment. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. Early adoption is permitted. The Company does not anticipate the adoption of ASU 2018-07 will have a material impact on the Company's financial condition or results of operations.

The Financial Accounting Standards Board and other entities issued new or modifications to, or interpretations of, existing accounting guidance during 2016, 2017 and 2018. Management has carefully considered the new pronouncements that altered generally accepted accounting principles and does not believe that any other new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term.

Note 3 — Recapitalization

On March 23, 2017, we completed the Merger Agreement with AP. The impact to equity of the Merger Agreement includes a) the issuance of 2,351,355 new pre-split shares of the Company’s common stock; b) the issuance of 324,327 new pre-split shares of the Company’s Series A Convertible Preferred Stock; c) the retirement of 5,000,000 shares of the Company’s pre-split common stock; and d) removing the Company’s accumulated deficit and adjusting equity for the recapitalization. Simultaneously with the Merger, the Company accepted subscriptions in a private placement offering of 476,092 new pre-split shares of the Company’s common stock in the amount of $600,000 as well as 27,027 new pre-split shares of the Company’s Series B Convertible Preferred Stock in the amount of $250,000. These shares are considered to be outstanding beginning January 1, 2015. However, as the cash to purchase these shares was received in 2017, we have recorded the cash received in connection with these shares in additional paid-in capital during 2017.

F-27

Note 4 — Capital Stock and Equity Transactions

The Company has 150,000,000 shares of common stock authorized with a par value of $0.001 per share as of June 30, 2018. In addition, the Company has 10,000,000 preferred stock authorized with a par value of $0.001 per share as of June 30, 2018.

On April 19, 2018, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA II PN Ltd. (“Investor”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC, whereby the Company sold and the Investor purchased 869,565 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for the purchase price of One Million Dollars ($1,000,000), Additionally, under the SEDA the Company may sell to the Investor up to $5 million of shares of Common Stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to the Investor at a discount to market of 8% of the lowest daily volume weighted average price during the relevant pricing period. The Company is obligated to register the Initial Shares, the Commitment Shares (as defined below), and the shares of Common Stock issuable under the SEDA pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

The Company is not obligated to utilize any portion of the SEDA and there are no minimum commitments or minimum use penalties provided the Company does not terminate the SEDA within 18 months wherein the Company would be required to pay a termination fee of $100,000. The Company issued One Hundred Thousand (100,000) shares of Common Stock as a commitment fee (the “Commitment Shares”) to an affiliate of the Investor. The total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the market price for the Company’s common stock and the number of shares actually sold.

The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, the Investor is prohibited from engaging in any short selling or hedging transactions related to the Common Stock.

In connection with the SEDA, the Company engaged Garden State Securities, Inc. (“GSS”) as its exclusive selling/placement agent. In connection with the transactions set forth in the SEDA, GSS shall receive a fee equal to 10% of the purchase price of the Initial Shares in cash plus warrants to purchase 86,957 shares of Common Stock at an exercise price of $1.15 per share, expiring in five years. GSS will also receive a cash fee equal to 5% of the amount paid by the Investor for each Advance under the SEDA.

All shares issued in accordance with the Merger Agreement are considered to be outstanding beginning January 1, 2015 as these shares relate to the change in capital structure. Furthermore, 5,000,000 pre-split shares of common stock were retired in accordance with the Merger Agreement. In connection with the Merger Agreement, the Company made distributions totaling $600,000 to officers of the Company. Both Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have rights to dividends when declared; however, there is no stated dividend rate and no such dividends have yet been declared by the Company. We evaluated the convertible preferred stock agreements for derivatives and determined that they do not qualify for derivative treatment for financial reporting purposes. We also determined this does not qualify as a beneficial conversion feature. Accordingly, the balances have been reported at the carrying amounts.

On March 24, 2017, the Company effected a forward split such that 9.25 shares of Common Stock were issued for every 1 share of Common Stock issued and outstanding immediately prior to the forward split. Immediately following the forward split, there were 38,000,663 shares of post-split common stock, 3,000,000 shares of post-split Series A Convertible Preferred Stock, and 250,000 shares of post-split Series B Convertible Preferred Stock outstanding. The par value of all classes of shares remained at $0.001 per share after the forward split. In March of 2017, an additional 3,750,000 shares of post-split Series A Convertible Preferred Stock were purchased from the Company. All references to shares herein refer to post-split shares, unless otherwise noted.

During the year ended June 30, 2018, the Company accepted subscriptions for the issuance of 1,589,565 shares of Common Stock for total subscriptions of $1,020,000 in cash.

During the year ended June 30, 2018, the Company issued 54,000 shares of Common Stock for the exercise of options and $13,500 cash. The Company also received notice from a Preferred Stock Series B stockholder to convert 180,000 shares of preferred stock into 2,880,000 shares of Common Stock.

F-28

During the year ended June 30, 2018, the Company issued 137,000 shares of Common Stock to vendors for services rendered. These shares were valued at fair market value of $280,850 and expensed in the accompanying Statement of Operations.

Note 5 — Debt

On September 28, 2017, the Company entered into a promissory note with an investor of the Company in the amount of $200,000. The note bears no interest and is payable in full on September 30, 2018. In addition, on December 20, 2017, the Company entered into a promissory note with the same investor of the Company in the amount of $150,000. This note also bears no interest and is payable in full on December 20, 2018. The investor has agreed to convert the loan into 437,500 shares of common stock. The Company has not issued these shares at this time.

During January 2018, the Company entered into a note with an investor of the Company in the amount of $224,000 in exchange for $200,000. As of June 30, 2018, the discount was fully amortized. The notes bear interest at 12% and is payable in full in July 2018.

During February 2018, the Company entered into two promissory notes with an investor of the Company in the amount of $28,000 and $84,000 in exchange for $25,000 and $75,000, respectively. Each of the notes have an original issue discount of $3,000 and $9,000, respectively that is being amortized to interest expense over the term of the notes. As of June 30, 2018, $2,635 of the discount remains to be amortized. The notes bear interest at 12% and is payable in full in August 2018.

During February 2018, the Company entered into a promissory note with an investor of the Company in the amount of $150,000 in exchange for $132,000 cash. The note has an original issue discount of $18,000 that is being amortized to interest expense over the term of the note. As of June 30, 2018, $3,680 of the discount remains to be amortized. The note bears interest at 12% and is payable in full in August 2018.

Note 6 — Commitments and Contingencies

The Company leases office space. Future minimum lease payments are as follows:

June 30, 2019	$29,024
June 30, 2020	$31,900
June 30, 2021	$16,225

The Company does not have a concentration of revenues from any individual customer (less than 10%).

To the best of the Company’s knowledge and belief, no legal proceedings of merit are currently pending or threatened against the Company.

Note 7 — Change in Fiscal Year End

Statements of Operations

	Six Month's Ended June 30,
	2018	2017
	(Unaudited)

Revenue	634,557	466,267
Cost of goods sold	-	-
Gross profit	634,557	466,267

Operating expenses:
Sales & marketing	121,977	450
G&A	2,986,290	806,332
Total operating expenses	3,108,267	806,782

Loss from operations	(2,473,710)	(340,515)

Interest expense	(35,513)	(220)
Other income	5,000	-
Other income (expense), net	(30,513)	(220)

Net loss	(2,504,223)	(340,735)

F-29

Cash Flow Statement

	Six Month's Ended June 30,
	2018	2017
	(Unaudited)

Net loss	(2,504,223)	(340,735)
Stock compensation expense	810,962	-
Stock issued for services	280,850	-
Depreciation and amortization expense	466	-
Changes:
Accounts receivable	(8,279)	-
Inventory	(3,530)	-
Prepaid expenses and other current assets	(133,591)	(15,952)
Accounts payable and accrued expenses	372,021	4,856
Net	(1,185,324)	(351,831)

Investing:
Property and equipment	-	(1,500)
Net	-	(1,500)

Financing
Proceeds from stock purchases	913,500	1,055,000
Proceeds from debt	450,682	-
Member activity	-	(600,000)
Net	1,364,182	455,000

Total net change	178,858	101,669

Cash, beginning	197,080	63,011

Cash, ending	375,938	164,680

F-30

Statements of Operations

	Years Ended June 30,
	2018	2017
		(Unaudited)

Revenue	1,128,245	949,921
Cost of goods sold	-	-
Gross profit	1,128,245	949,921

Operating expenses:
Sales & marketing	206,831	450
G&A	3,870,548	1,217,928
Total operating expenses	4,077,379	1,218,378

Loss from operations	(2,949,134)	(268,457)

Interest expense	(35,541)	(220)
Other income	5,000	1,438
Other income (expense), net	(30,541)	1,218

Net loss	(2,979,675)	(267,239)

Cash Flow Statement

	Years Ended June 30,
	2018	2017
		(Unaudited)

Net loss	(2,979,675)	(267,239)
Stock compensation expense	810,962	-
Stock issued for services	280,850	-
Depreciation and amortization expense	627	-
Changes:
Accounts receivable	(8,279)	-
Inventory	(3,530)	-
Prepaid expenses and other current assets	(141,699)	(25,276)
Accounts payable and accrued expenses	412,818	(37,601)
Net	(1,627,926)	(330,116)

Investing:
Property and equipment	-	(1,500)
Net	-	(1,500)

Financing
Proceeds from stock purchases	1,033,500	455,000
Proceeds from debt	805,684	-
Member activity	-	(11,064)
Net	1,839,184	443,936

Total net change	211,258	112,320

Cash, beginning	164,680	52,360

Cash, ending	375,938	164,680

As a result of the Merger Agreement with AP, the fiscal year end of LB Media changed from December 31 to June 30. Upon consummation of the reorganization and name change, Leafbuyer adopted the June 30, 2017 year end of LB Media effective as of June 30, 2017.

F-31

The consolidated statements of operations, cash flows, and equity reflect results for the year ended June 30, 2018, for the six months transition period ended June 30, 2017 and the twelve months ended December 31, 2016. The consolidated balance sheets reflect the financial position of the Company at June 30, 2018 and June 30, 2017.

Note 8 — Earnings or Loss per Share

Basic net loss per share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted net loss per share is computed similarly to basic net loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised. We have prepared the calculation of earnings per share using the weighted-average number of common shares of the Company that were outstanding for the year ended June 30, 2018, for the six months ended June 30, 2017 and for the year ended December 31, 2016.

Dilutive instruments had no effect on the calculation of earnings or loss per share during the years ended June 30, 2018, for the six months ended June 30, 2017 and for year ended December 31, 2016.

Note 9 — Stock Based Compensation

The equity incentive plan of the Company was established in February of 2017. The Board of Directors of the Company may from time to time, in its discretion grant to directors, officers, consultants and employees of the Company, non-transferable options to purchase common shares, provided that the number of options issued do not exceed 5,000,000. The options are exercisable for a period of up to 10 years from the date of the grant.

The following table reflects the continuity of stock options for the year ended June 30, 2018 (none for the six months ended June 30, 2017):

A summary of stock option activity is as follows:

June 30, 2018

Number of options outstanding:
Beginning of year	-
Granted	4,398,935
Exercised, converted	(54,000)
Forfeited / exchanged / modification	(199,200)

End of period	4,145,735

Number of options exercisable at end of period	1,181,435
Number of options available for grant at end of period	764,565

Weighted average option prices per share:
Granted during the period	$0.25
Exercised during the period	$0.25
Terminated during the period	$0.25
Outstanding at end of period	$0.25
Exercisable at end of period	$0.25

F-32

The average fair value of stock options granted was estimated to be $1.50 per share for the year ended June 30, 2018. This estimate was made using the Black-Scholes option pricing model and the following weighted average assumptions:

2018

Expected option life (years)	2.5 - 3
Expected stock price volatility	144%
Expected dividend yield	—%
Risk-free interest rate	2.31%-2.78%

Stock-based compensation expense attributable to stock options was approximately $810,962 for the year ended June 30, 2018. As of June 30, 2018, there was approximately $4,948,460 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3 years.

There was no stock based compensation recorded during the six months ended June 30, 2017 and for the year ended December 31, 2016.

Note 10 — Subsequent Events

During September, the Company entered several promissory notes with various investor of the Company with a face value of $1,320,000 in exchange for $1,200,000 cash payment (“the Notes”), the discount of the Notes will be amortized over the life of the Note and have an interest rate of 10%. The Notes have a twelve-month term with no payment required for the initial six months; after six months, the Company will repay the investors interest and principle in six equal installments. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of $0.70 per common share after the six months. If the Company defaults on the Notes, the interest is increased to 12% and at the investors’ option, the principle and interest can be converted into the Company common stock at a 20% discount to the then current market. In addition, the Company issued five-year warrants to purchase up to 600,000 of the Company common shares at a price of $0.75 per common share.

F-33